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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PG&E Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PG&E Corporation and Pacific Gas and Electric Company Joint Notice of 2007 Annual Meetings • Joint Proxy Statement

March 13, 2007

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:

You are cordially invited to attend the 11th annual meeting of PG&E Corporation and the 101st annual meeting of Pacific Gas and Electric Company. The meetings will be held concurrently on Wednesday, April 18, 2007, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California.

The accompanying Joint Proxy Statement contains information about matters to be considered at both the PG&E Corporation and Pacific Gas and Electric Company annual meetings. At the annual meetings, PG&E Corporation and Pacific Gas and Electric Company shareholders will be asked to vote on the election of directors and ratification of the appointment of the independent registered public accounting firm for 2007 for each company. The Boards of Directors and management of PG&E Corporation and Pacific Gas and Electric Company recommend that you vote “FOR” the nominees for directors and the ratification of the appointment of Deloitte & Touche LLP as each company’s independent registered public accounting firm for 2007, as set forth in the Joint Proxy Statement.

PG&E Corporation shareholders also will be asked to vote on the proposals submitted by individual PG&E Corporation shareholders described in the Joint Proxy Statement. For the reasons stated in the Joint Proxy Statement, the PG&E Corporation Board of Directors and management recommend that PG&E Corporation shareholders vote “AGAINST” these proposals.

Your vote on the business at the annual meetings is important. For your convenience, we offer you the option of submitting your proxy and voting instructions over the Internet, by telephone, or by mail. Whether or not you plan to attend, please vote as soon as possible so that your shares can be represented at the annual meetings.

Sincerely,

Peter A. Darbee
Chairman of the Board, Chief Executive Officer,
and President of PG&E Corporation
Chairman of the Board of
Pacific Gas and Electric Company

________________________________________________________________________________

________________________________________________________________________________
Joint Notice of Annual Meetings of Shareholders
of PG&E Corporation and Pacific Gas and Electric Company
March 13, 2007
To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:
The annual meetings of shareholders of PG&E Corporation and Pacific Gas and Electric Company will be held concurrently on Wednesday, April 18, 2007, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, for the purpose of considering the following matters:

1.	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to elect the following 10 and 11 directors, respectively, to each Board for the ensuing year:

David R. Andrews	Peter A. Darbee	Mary S. Metz
Leslie S. Biller	Maryellen C. Herringer	Barbara L. Rambo
David A. Coulter	Thomas B. King*	Barry Lawson Williams
C. Lee Cox	Richard A. Meserve
* Thomas B. King is a nominee for director of Pacific Gas and Electric Company only.

2.	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to ratify each Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2007 for PG&E Corporation and Pacific Gas and Electric Company,

3.	For PG&E Corporation shareholders only, to act upon proposals submitted by PG&E Corporation shareholders and described on pages 34 through 36 of the Joint Proxy Statement, and

4.	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to transact any other business that may properly come before the meetings and any adjournments or postponements of the meetings.
The Boards of Directors have set the close of business on February 20, 2007 as the record date for determining which shareholders are entitled to receive notice of and to vote at the annual meetings.
By Order of the Boards of Directors of
PG&E Corporation and Pacific Gas and Electric Company,
Linda Y.H. Cheng
Vice President, Corporate Governance and Corporate Secretary
PG&E Corporation and
Pacific Gas and Electric Company

________________________________________________________________________________
PG&E Corporation and Pacific Gas and Electric Company
Joint Proxy Statement
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company (Boards) are soliciting proxies for use at the companies’ annual meetings of shareholders, including any adjournments or postponements.
This Joint Proxy Statement describes certain matters that management expects will be voted on at the annual meetings, gives you information about PG&E Corporation and Pacific Gas and Electric Company and their respective Boards and management, and provides general information about the voting process and attendance at the annual meetings.
A Joint Proxy Statement and a proxy card were sent to anyone who owned shares of common stock of PG&E Corporation and/or shares of preferred stock of Pacific Gas and Electric Company at the close of business on February 20, 2007. This date is the record date set by the Boards to determine which shareholders may vote at the annual meetings.
The Joint Proxy Statement and proxy cards, together with the PG&E Corporation and Pacific Gas and Electric Company 2006 annual report to shareholders, were mailed to shareholders beginning on or about March 13, 2007.
Questions and Answers
When and where will the annual meetings be held?
The annual meetings will be held concurrently on Wednesday, April 18, 2007, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California.
A map and directions to the meeting venue can be found at the back of this Joint Proxy Statement.
How do I vote?
You can attend and vote at the annual meetings, or the proxyholders will vote your shares as you indicate on your proxy. There are three ways to submit your proxy:

1.	Over the Internet at http://www.proxyvoting.com/pcg,
2.	By telephone by calling toll-free 1-866-540-5760, and
3.	By completing your proxy card and mailing it in the enclosed postage-paid envelope.
If you submit your proxy over the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern time, on Tuesday, April 17, 2007. These Internet and telephone voting procedures comply with California law.
If you submit your proxy by mail, your vote must be received by 10:00 a.m., Pacific time, on Wednesday, April 18, 2007.
What am I voting on and what are each Board’s voting recommendations?
PG&E Corporation shareholders will be voting on the following items:

Item		Board’s Voting
No.	Description	Recommendation

1	Election of Directors	For all nominees
2	Ratification of Appointment of the Independent Registered Public Accounting Firm	For this proposal
3-4	Shareholder Proposals	Against these proposals
Pacific Gas and Electric Company shareholders will be voting on the following items:

Item		Board’s Voting
No.	Description	Recommendation

1	Election of Directors	For all nominees
2	Ratification of Appointment of the Independent Registered Public Accounting Firm	For this proposal
What vote is required to approve each item?
To elect directors:
The 10 nominees for director of PG&E Corporation and the 11 nominees for director of Pacific Gas and Electric Company receiving the greatest number of votes will be elected. Votes against a nominee or votes withheld will have no legal effect.
To approve other items described in the Joint Proxy Statement:
For each proposal, a majority of the shares represented and voting on the proposal must approve the proposal. The approval votes also must be greater than 25 percent of the shares entitled to vote. Abstentions will have the same effect as a vote against a proposal. Broker non-votes (see definition below)

will not be considered in determining whether or not a proposal is approved.
What is a broker non-vote?
If you hold your shares indirectly through a broker, bank, trustee, nominee, or other third party, that party is the registered holder of your shares and submits the proxy to vote your shares. You are the beneficial owner of the shares and typically you will be asked to provide the registered holder with instructions as to how you want your shares to be voted.
Broker non-votes occur when brokers or nominees have voted on some of the matters to be acted on at a meeting, but do not vote on certain other matters because, under the rules of the New York Stock Exchange, they are not allowed to vote on those other matters without instructions from the beneficial owners of the shares. Broker non-votes are counted when determining whether the necessary quorum of shareholders is present or represented at each annual meeting.
Will shareholders be asked to vote on matters other than those described in the Joint Proxy Statement?
Shareholders may be asked to vote on certain administrative matters, as permitted by law. The companies did not receive timely advance written notice of any other matters that will be introduced at the annual meetings.
What shares are included on my proxy card?
For PG&E Corporation registered shareholders, the shares included on your proxy card represent all the shares of PG&E Corporation common stock in your account as of February 20, 2007, including shares in the Investor Services Program for Shareholders of PG&E Corporation. For Pacific Gas and Electric Company registered shareholders, the shares included on your proxy card represent all the shares of Pacific Gas and Electric Company preferred stock in your account as of February 20, 2007.
If you are a registered shareholder of both PG&E Corporation common stock and Pacific Gas and Electric Company preferred stock, you will receive a separate proxy card for each company. If you receive more than one proxy card for either company, it means that your shares are held in more than one account. You should vote the shares on all your proxy cards. If you would like to consolidate your accounts, please contact our transfer agent, Mellon Investor Services LLC, toll-free at 1-800-719-9056.
How many copies of the Joint Proxy Statement and annual report will I receive?
If you are a registered shareholder of PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock, you will receive one Joint Proxy Statement and one annual report to shareholders for each account.
If you are a beneficial owner of PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock and you receive your proxy materials through ADP Investor Communication Services (ADP), and there are multiple beneficial owners at the same address, you may receive fewer Joint Proxy Statements and annual reports than the number of beneficial owners at that address. Securities and Exchange Commission rules permit ADP to deliver only one Joint Proxy Statement and annual report to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at that same address.
If you receive your proxy materials through ADP and (1) you wish to receive a separate copy of this Joint Proxy Statement and the 2006 annual report to shareholders, or any future proxy statement or annual report, or (2) you share an address with other beneficial owners who also receive their proxy materials through ADP and wish to request delivery of a single copy of annual reports or proxy statements to the shared address, please contact the office of the Corporate Secretary of PG&E Corporation or Pacific Gas and Electric Company, as appropriate, at One Market, Spear Tower, Suite 2400, San Francisco, CA 94105, or call 1-415-267-7070.
What if I return my proxy but I do not specify how I want my shares voted?
The PG&E Corporation proxyholders will vote those shares “For” Items 1 and 2, and “Against” Items 3 and 4. The Pacific Gas and Electric Company proxyholders will vote those shares “For” Items 1 and 2.
What if I do not submit my proxy?
Your shares will not be voted if you do not provide a proxy or vote at the annual meetings.
Can I change my proxy vote?
Yes. You can change your proxy vote or revoke your proxy any time before it is exercised by (1) returning a signed proxy card with a later date, (2) entering a new vote over the Internet or by telephone, (3) notifying the Corporate Secretary in writing, or (4) submitting a written ballot at the meetings.

Is my vote confidential?
Yes. PG&E Corporation and Pacific Gas and Electric Company each have adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for either company to assert or defend claims.
Who will count the votes?
Mellon Investor Services LLC will act as the proxy tabulators and the inspectors of election for the 2007 annual meetings. Mellon Investor Services LLC is independent of PG&E Corporation and Pacific Gas and Electric Company and the companies’ respective directors, officers, and employees.
How many shares are eligible to vote at the annual meetings?
On February 20, 2007, there were 350,817,275 shares of PG&E Corporation common stock, without par value, outstanding and entitled to vote. Each share is entitled to one vote.
On February 20, 2007, there were 10,319,782 shares of Pacific Gas and Electric Company preferred stock, $25 par value, and 279,624,823 shares of Pacific Gas and Electric Company common stock, $5 par value, outstanding and entitled to vote. Each share is entitled to one vote.
May I attend the annual meetings?
All shareholders of record as of the close of business on February 20, 2007 may attend the annual meetings of PG&E Corporation and Pacific Gas and Electric Company. You must have an admission ticket to attend the annual meetings. Also, shareholders will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meetings.
If you are a registered shareholder, you will receive an admission ticket along with your proxy card. Please bring the admission ticket to the meetings. If a broker, bank, trustee, nominee, or other third party holds your shares, please inform that party that you plan to attend the annual meetings and ask for a legal proxy. Bring the legal proxy to the shareholder registration area when you arrive at the meetings and we will issue an admission ticket to you. If you cannot get a legal proxy in time, we will issue you an admission ticket if you bring a copy of your brokerage or bank account statement showing that you owned PG&E Corporation or Pacific Gas and Electric Company stock as of February 20, 2007.
Cameras, tape recorders, and other electronic recording devices will not be allowed in the meetings, other than for PG&E Corporation and Pacific Gas and Electric Company purposes. No items will be allowed into the meetings that might pose a safety or security risk.
Real-time captioning services and assistive listening devices will be available at the meetings. Please contact an usher if you wish to be seated in the real-time captioning section or if you need an assistive listening device.
May I bring a guest to the annual meetings?
Each registered shareholder or beneficial owner may bring up to a total of three of the following individuals to the annual meetings: (1) a spouse or domestic partner, (2) legal proxies, (3) qualified representatives presenting the shareholder’s proposal, or (4) financial or legal advisors.
Shareholders must notify the Corporate Secretary of the appropriate company in advance if they intend to bring any legal proxy, qualified representative, or advisor to the annual meeting. The notice must include the name and address of the legal proxy, representative, or advisor, and must be received at the principal executive office of the appropriate company by 5:00 p.m., Pacific time, on April 11, 2007, in order to allow enough time for the issuance of additional admission tickets. We recommend that shareholders send their notice by a method that allows them to determine when the notice was received at the principal executive office of the appropriate company.
How will the annual meetings be conducted?
The Chairman of the Board of PG&E Corporation and Pacific Gas and Electric Company has the authority necessary to preside over the meetings and to make any and all determinations regarding the conduct of the meetings.
All items of business described in this Joint Proxy Statement will be deemed presented at the annual meetings.
For each shareholder proposal, a qualified representative will have an opportunity to discuss that item. Shareholders will have an opportunity to raise other comments and questions regarding that proposal.
There also will be a general question and answer period. Questions and comments should pertain to corporate performance, items for consideration at the meeting, or other matters of interest to shareholders generally. The meeting is not a forum to present general economic, political, or other views that are not directly related to the business of PG&E Corporation or Pacific Gas and Electric Company.
Shareholders will be recognized on a rotating basis. If you wish to speak, please raise your hand and wait to be recognized. When you are called upon, please direct your questions and comments to the company officer chairing the meetings. Each person called upon during the meetings will have a maximum of three minutes on any one question or comment.
How do PG&E Corporation and Pacific Gas and Electric Company select nominees for director?
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each select nominees based on recommendations received from the PG&E Corporation Nominating, Compensation, and Governance Committee. The Committee’s recommendations are based upon a review of the qualifications of Board candidates, and consultation with the PG&E Corporation Chairman of the Board or the Pacific Gas and Electric Company Chairman of the Board, as applicable, and the PG&E Corporation Chief Executive Officer.
The Committee receives recommendations for director nominees from a variety of sources, including shareholders, management, and Board members. The Committee reviews all recommended candidates at the same time and uses the same review criteria for all candidates.
What are the qualifications for director?
Board members should be qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the company’s operations and understand the complexities of that company’s business environment. The Nominating, Compensation, and Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of each company’s Board, and submits its recommendations to the applicable Board for review and approval.
In conducting this review, the Nominating, Compensation, and Governance Committee considers the requirements for director independence contained in each company’s Corporate Governance Guidelines, as well as diversity, age, skills, and any other factors that it deems appropriate, given the current needs of the Board and that company.
May I recommend someone for PG&E Corporation and Pacific Gas and Electric Company to consider as a director nominee?
Shareholders may recommend a person to be a director of PG&E Corporation or Pacific Gas and Electric Company, as applicable, by writing to that company’s Corporate Secretary. Each recommendation must include:

1.	A brief description of the candidate,

2.	The candidate’s name, age, business address, and residence address,

3.	The candidate’s principal occupation and the class and number of shares of the company’s stock owned by the candidate, and

4.	Any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the candidate as a nominee for director.
Recommended candidates may be required to provide additional information.
May I nominate someone to be a director during the annual meetings?
If you would like to nominate an individual for director of either PG&E Corporation or Pacific Gas and Electric Company during the annual meetings, you must provide timely and proper advance written notice of the nomination in the manner described in the Bylaws of the appropriate company.
While you should consult the Bylaws for specific requirements, your notice generally should include:

1.	A brief description of your nomination,

2.	Your name and address, as they appear in the company’s records,

3.	The class and number of shares of the company’s stock that you own,

4.	Any material interest you may have in the nomination,

5.	The nominee’s name, age, business address, and residence address,

6.	The nominee’s principal occupation and the class and number of shares of the company’s stock owned by the nominee, and

7.	Any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the nominee as a candidate for director.

Advance notices of director nominations that shareholders wish to bring before the 2008 annual meetings of PG&E Corporation or Pacific Gas and Electric Company must be received at the principal executive office of the appropriate company no later than 5:00 p.m., Pacific time, on January 28, 2008. If you wish to submit a nomination for a director candidate, we recommend that you use a method that allows you to determine when the nomination was received at the principal executive office of the appropriate company.
For a copy of either company’s Bylaws, send a written request to that company’s Corporate Secretary.
Where can I obtain information about the PG&E Corporation or Pacific Gas and Electric Company Corporate Governance Guidelines and Code of Conduct?
The Corporate Governance Guidelines for PG&E Corporation and Pacific Gas and Electric Company are included in this Joint Proxy Statement on pages 7 through 12.
The following documents are available in the Corporate Governance section of PG&E Corporation’s website, www.pgecorp.com, or Pacific Gas and Electric Company’s website, www.pge.com:

•	PG&E Corporation’s and Pacific Gas and Electric Company’s codes of conduct and ethics that apply to each company’s directors and employees, including executive officers,

•	PG&E Corporation’s and Pacific Gas and Electric Company’s Corporate Governance Guidelines, and

•	Charters of key Board committees, including charters for the companies’ Audit Committees, Executive Committees, the PG&E Corporation Finance Committee, the PG&E Corporation Nominating, Compensation, and Governance Committee, and the PG&E Corporation Public Policy Committee.
Shareholders also may obtain print copies of these documents by sending a written request to the Corporate Secretary of the appropriate company.
When are shareholder proposals (including director nominations) due for the 2008 annual meetings?
If you would like to submit a proposal to be included in either company’s proxy statement for the 2008 annual meetings, that company’s Corporate Secretary must receive your proposal by 5:00 p.m., Pacific time, on November 14, 2007.
If you would like to introduce any other business at either company’s 2008 annual meeting, you must provide timely and proper advance written notice of the matter in the manner described in the Bylaws of the appropriate company. For a copy of either company’s Bylaws, send a written request to that company’s Corporate Secretary.
For any other business that shareholders wish to bring before the 2008 annual meetings of PG&E Corporation or Pacific Gas and Electric Company, advance notices of that business must be received at the principal executive office of the appropriate company no later than 5:00 p.m., Pacific time, on January 28, 2008. However, if the 2008 annual meeting of either company is scheduled on a date that differs by more than 30 days from the anniversary date of the 2007 annual meetings, the shareholder’s advance notice will be timely if it is received no later than the tenth day after the date on which that company publicly discloses the date of its 2008 annual meeting.
If you wish to submit a shareholder proposal or advance notice of other business to be brought before the 2008 annual meetings, we recommend that you use a method that allows you to determine when the shareholder proposal or advance notice of other business was received at the principal executive office of the appropriate company.
How much did this proxy solicitation cost?
PG&E Corporation and Pacific Gas and Electric Company hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $11,500 plus reasonable out-of-pocket expenses. In addition, PG&E Corporation and Pacific Gas and Electric Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.
What is the address of the principal executive office of PG&E Corporation or Pacific Gas and Electric Company?
PG&E Corporation
One Market, Spear Tower, Suite 2400
San Francisco, CA 94105
Pacific Gas and Electric Company
77 Beale Street, 32nd Floor
San Francisco, CA 94105
How do I contact the directors or officers of PG&E Corporation or Pacific Gas and Electric Company?
Correspondence to the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors or any individual directors (including the non-employee directors as a whole, or the Chair of the PG&E

Corporation Nominating, Compensation, and Governance Committee, who serves as lead director) or officers should be sent in care of the Corporate Secretary to the principal executive office of the appropriate company. Correspondence addressed to either company’s Board of Directors as a body, or to all of the directors in their entirety, will be sent to the Chair of the Nominating, Compensation, and Governance Committee. The Corporate Secretary will regularly provide each Board with a summary of all such shareholder communications that the Corporate Secretary receives on behalf of that Board. A majority of the independent members of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company have approved this process for shareholders to send communications to the Boards of Directors.

Corporate Governance Guidelines
December 20, 2006
Corporate Governance Commitment
PG&E Corporation and Pacific Gas and Electric Company have a commitment to good corporate governance practices. These practices provide a framework within which the Boards of Directors and management of PG&E Corporation and Pacific Gas and Electric Company can pursue the business objectives of those companies. Their foundation is the independent nature of the Board and its fiduciary responsibility to the company’s shareholders.
Our corporate governance practices are documented in Corporate Governance Guidelines that are adopted by the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company and that are updated from time to time as appropriate, and as recommended by the PG&E Corporation Nominating, Compensation, and Governance Committee.
The PG&E Corporation Corporate Governance Guidelines are reprinted below. The Pacific Gas and Electric Company Corporate Governance Guidelines are identical to the PG&E Corporation Corporate Governance Guidelines in all material respects.
Corporate Governance Guidelines

1.	Election of Directors

All members of the Board of Directors of PG&E Corporation (the “Corporation”) are elected each year and serve one-year terms. Directors are not elected for multiple-year, staggered terms.

2.	Composition of the Board

The Board’s membership is composed of qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the Corporation’s operations and understand the complexities of the Corporation’s business environment. The Board seeks to include a diversity of backgrounds, perspectives, and skills among its members. No member of the Board of Directors may be an employee of the American Stock Exchange or a floor member of that exchange.

3.	Independence of Directors

All members of the Board have a fiduciary responsibility to represent the best interests of the Corporation and all of its shareholders.

At least 75 percent of the Board is composed of independent directors, defined as directors who (1) are neither current nor former officers or employees of nor consultants to the Corporation or its subsidiaries, (2) are neither current nor former officers or employees of any other corporation on whose board of directors any officer of the Corporation serves as a member, and (3) otherwise meet the definition of “independence” set forth in applicable stock exchange rules. The Board must affirmatively determine whether a director is independent, and may develop categorical standards to assist the Board in determining whether a director has a material relationship with the Corporation, and thus is not independent. Such standards are set forth in Exhibit A to these Corporate Governance Guidelines. As provided in Article III, Section 1 of the Corporation’s Bylaws, the Chairman of the Board and the President are members of the Board.

4.	Selection of Directors

The Board nominates directors for election at the annual meeting of shareholders and selects directors to fill vacancies which occur between annual meetings. The Nominating, Compensation, and Governance Committee, in consultation with the Chairman of the Board and the Chief Executive Officer (CEO) (if the Chairman is not the CEO), reviews the qualifications of the Board candidates and presents recommendations to the full Board for action.

5.	Characteristics of Directors

The Nominating, Compensation, and Governance Committee annually reviews with the Board, and submits for Board approval, the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Corporation.

6.	Selection of the Chairman of the Board and the Chief Executive Officer

The Chairman of the Board and the Chief Executive Officer are elected by the Board.

Based on the circumstances existing at a time that there is a vacancy in the office of either the Chairman of the Board or the Chief Executive Officer, the Board will consider whether the role of Chief Executive Officer should be separate from that of Chairman of the Board, and, if the roles are separate, whether the Chairman should be selected from the independent directors or should be an employee of the Corporation.

7.	Assessing the Board’s and Committees’ Performance

The Nominating, Compensation, and Governance Committee oversees the process for evaluating and assessing the performance of the Board, including Board committees. The Board conducts an evaluation at least annually to determine whether it and its committees are functioning effectively. The Board evaluation includes an assessment of the Board’s contribution as a whole and specific areas in which the Board and/or management believes a better contribution could be made. The purpose of the review is to increase the effectiveness of the Board as a whole, not to discuss the performance of individual directors. The Audit Committee and the Nominating, Compensation, and Governance Committee conduct annual evaluations, and any other permanent Board committee that meets on a regular basis conducts periodic evaluations. The Board committees provide the results of any evaluation to the Nominating, Compensation, and Governance Committee, which will review those results and provide them to the Board for consideration in the Board’s evaluation.

8.	Size of the Board

As provided in paragraph I of Article Third of the Corporation’s Articles of Incorporation, the Board is composed of no less than 7 and no more than 13 members. The exact number of directors is determined by the Board based on its current composition and requirements, and is specified in Article II, Section 1 of the Corporation’s Bylaws.

9.	Advisory Directors

The Board may designate future directors as advisory directors in advance of their formal election to the Board. Advisory directors attend Board and committee meetings, and receive the same compensation as regular directors. They do not, however, vote on matters before the Board. In this manner, they become familiar with the Corporation’s business before assuming the responsibility of serving as a regular director.

10.	Directors Who Change Responsibilities

Directors shall offer their resignations when they change employment or the major responsibilities they held when they joined the Board. This does not mean that such directors should leave the Board. However, the Board, via the Nominating, Compensation, and Governance Committee, should have the opportunity to review the appropriateness of such directors’ nomination for re-election to the Board under these circumstances.

Directors who are officers of the Corporation also shall offer their resignations upon retirement or other termination of active PG&E Corporation employment.

11.	Retirement Age

The Board may not designate any person as a candidate for election or re-election as a director after such person has reached the age of 70.

12.	Compensation of Directors

The Board sets the level of compensation for directors, based on the recommendation of the Nominating, Compensation, and Governance Committee, and taking into account the impact of compensation on director independence. Directors who are also current employees of the Corporation receive no additional compensation for service as directors.

The Nominating, Compensation, and Governance Committee reviews periodically the amount and form of compensation paid to directors, taking into account the compensation paid to directors of other comparable U.S. companies. The Committee conducts its review with the assistance of outside experts in the field of executive compensation.

13.	Director Stock Ownership Guidelines

In order to more closely align the interests of directors and the Corporation’s shareholders, directors are encouraged to own a significant equity interest in the Corporation within a reasonable time after election to the Board. A director should own shares of the Corporation’s common stock having a dollar value of at least $200,000, measured at the time the stock is acquired or on the first business day of January 2007, whichever is later. A director should achieve this ownership target within five years from the date of his or her election to the Board or the adoption of these guidelines (December 20, 2006), whichever is later. For purposes of calculating a director’s level of share ownership, the following are included: (1) shares of PG&E Corporation common stock beneficially owned by the director (as determined in accordance with the rules of the Securities and Exchange Commission), and (2) PG&E Corporation restricted stock units and common stock equivalents held by the director.

14.	Meetings of the Board

As provided in Article II, Section 4 of the Corporation’s Bylaws, the Board meets regularly on previously determined dates. Board meetings shall be held at least quarterly. As provided in Article II, Section 5 of the Bylaws, the Chairman of the Board, the President, the Chair of the Executive Committee, or any five directors may call a special meeting of the Board at any time.

Each Board member is expected to regularly attend Board meetings and meetings of the committees on which the director serves (either in person or by telephone or other similar communication equipment), and to attend annual meetings of the Corporation’s shareholders. Pursuant to proxy disclosure rules, the Corporation’s proxy statement identifies each director who during the last fiscal year attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and each Board committee on which the director served.

15.	Lead Director

The Chair of the Nominating, Compensation, and Governance Committee shall be the lead director, and shall be selected by the independent directors. The lead director shall act as a liaison between the Chairman of the Board and the independent directors, and shall preside at all meetings at which the Chairman is not present. The lead director approves the agendas and schedules for meetings of the Board, and approves information sent to the members of the Board. The lead director has authority to call special meetings of the independent directors.

16.	Meetings of Independent Directors

The independent directors meet at each regularly scheduled Board meeting in executive session. These executive session meetings are chaired by the lead director. Following each such meeting, the lead director, or one or more other independent directors designated by the lead director, has a discussion with the Chairman of the Board (if the Chairman is not an independent director) and the Chief Executive Officer (if the Chairman is not the CEO) regarding the executive session meeting.

The Chair of the Nominating, Compensation, and Governance Committee, as lead director, establishes the agenda for each executive session meeting of independent directors, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting.

17.	Board Agenda Items

The Chairman of the Board, in consultation with the Chief Executive Officer (if the Chairman is not the CEO), establishes the agenda for each meeting.

Board members are encouraged to suggest the inclusion of items on the agenda.

18.	Board Materials and Presentations

The agenda for each meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the directors’ review prior to the meeting. As a general rule, written materials are provided in advance on all matters requiring Board action. Written materials are concise summaries of the relevant information, designed to provide a foundation for the Board’s discussion of key issues and make the most efficient use of the Board’s meeting time. Directors may request from the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO) any additional information they believe to be necessary to perform their duties.

19.	Regular Attendance of Non-Directors at Board Meetings

Members of management, as designated by the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO), attend each meeting of the Board.

20.	Board Committees

The Board establishes committees to assist the Board in overseeing the affairs of the Corporation.

Currently, there are five committees. The Executive Committee exercises all powers of the Board (subject to the provisions of law and limits imposed by the Board) and meets only at such times as it is infeasible to convene a meeting of the full Board. The Audit Committee, the Finance Committee, the Nominating, Compensation, and Governance Committee, and the Public Policy

Committee are each responsible for defined areas delegated by the Board.

21.	Membership of Board Committees

All permanent Board committees, other than the Executive Committee, are chaired by independent directors. Each independent committee chair shall act as a liaison between the Chairman of the Board and the respective committee, and shall preside at all meetings of that committee. Each independent committee chair approves the agendas and schedules for meetings of the respective committee, and approves information sent to the committee members. Each independent committee chair has authority to call special meetings of the respective committee.

The Audit Committee, the Finance Committee, the Nominating, Compensation, and Governance Committee, and the Public Policy Committee are composed entirely of independent directors, as defined in Section 3 of these guidelines.

Members of the Audit Committee also must satisfy the audit committee independence and qualification requirements established by the Securities and Exchange Commission and any stock exchange on which securities of the Corporation or Pacific Gas and Electric Company are listed. If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than the Corporation and its subsidiaries, that Committee member must inform the Corporation’s Board of Directors and, in order for that member to continue serving on the Corporation’s Audit Committee, the Board of Directors must affirmatively determine that such simultaneous service does not impair the ability of that member to serve effectively on the Corporation’s Audit Committee.

22.	Appointment of Committee Members

The composition of each committee is determined by the Board of Directors.

The Nominating, Compensation, and Governance Committee, after consultation with the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO) and with consideration of the wishes of the individual directors, recommends to the full Board the chairmanship and membership of each committee.

23.	Committee Agenda Items

The chair of each committee, in consultation with the appropriate members of management, establishes the agenda for each meeting.

At the beginning of the year, each committee issues a work plan of subjects to be discussed during the year, to the extent such subjects can be foreseen. Copies of these annual work plans are provided to all directors.

24.	Committee Materials and Presentations

The agenda for each committee meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the committee members’ review prior to the meeting. As a general rule, written materials are provided in advance on all matters to be presented for committee action.

25.	Attendance at Committee Meetings

The chair of each committee, after consultation with the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO), determines the appropriate members of management to attend each meeting of the Committee.

Any director or advisory director may attend any meeting of any committee with the concurrence of the committee chair.

26.	Formal Evaluation of the Chief Executive Officer

The independent directors annually review and evaluate the performance of the Chief Executive Officer. The review is based upon objective criteria, including the performance of the business and accomplishment of objectives previously established in consultation with the Chief Executive Officer.

The results of the review and evaluation are communicated to the Chief Executive Officer by the Chair of the Nominating, Compensation, and Governance Committee, and are used by that Committee and the Board when considering the compensation of the CEO.

27.	Management Development and Succession Planning

The Chief Executive Officer reports annually to the Board on management development and succession planning. This report includes the CEO’s recommendation for a successor should the CEO become unexpectedly disabled.

28.	Communications with External Entities

The Chief Executive Officer is responsible for all communications with the media, the financial community, or other external entities pertaining to the affairs of the Corporation. Directors refer any inquiries from such entities to the CEO for handling.

29.	Access to Independent Advisors

The Board of Directors and its committees have the right to retain independent outside financial, legal, or other advisors, as necessary and appropriate. The Corporation shall bear the costs of retaining such advisors.

30.	Director Orientation and Continuing Education

The Corporation provides information to new directors on subjects that would assist them in discharging their duties, and periodically provides briefing sessions or materials for all directors on such subjects.

31.	Communications with Shareholders

The Chair of the Nominating, Compensation, and Governance Committee shall be designated as the director who receives written communications from the Corporation’s shareholders, in care of the Corporate Secretary. The Corporate Secretary shall forward to the Chair of the Nominating, Compensation, and Governance Committee any shareholder communications addressed to the Board of Directors as a body or to all the directors in their entirety, and such other communications as the Corporate Secretary, in his or her discretion, determines is appropriate.

32.	Legal Compliance and Business Ethics

The Board of Directors is responsible for exercising reasonable oversight with respect to the implementation and effectiveness of the Corporation’s legal compliance and ethics program. In that role, the Board of Directors shall be knowledgeable about the content and operation of the Corporation’s compliance and ethics program, but may delegate more detailed oversight to a committee of the Board of Directors.
Exhibit A
PG&E Corporation
Corporate Governance Guidelines
Categorical Standards for Identifying “Material”
Relationships That May Affect Director Independence
Adopted: December 17, 2003
Amended as of February 18, 2004, December 15, 2004, and December 20, 2006
The following categories of relationships between a director and PG&E Corporation shall be considered “material.” The existence of a “material” relationship provides a rebuttable presumption that the affected director is not “independent,” absent a specific determination by the Board of Directors to the contrary.
A director has a “material” relationship with the Corporation in the following circumstances:
Employment

•	If a director is a current or former employee of the Corporation.

•	If a member of the director’s immediate family is or was employed as a Section 16 Officer of the Corporation, unless such employment ended more than three years ago.
Direct Compensation from the Corporation

•	If a director is a consultant to the Corporation.

•	If a director or his or her immediate family member receives, or during the past three years received, more than $100,000 per year or rolling 12-month period in direct compensation from the Corporation. “Direct compensation” does not include director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) or compensation received by a director’s immediate family member for service as an employee (unless the immediate family member received compensation for services as a Section 16 Officer, in which case the director has a material relationship with the Corporation).

Internal or External Auditors

•	If a director or his or her immediate family member is, or during the past three years was, affiliated with, or employed by, a firm that serves or served during the past three years as the Corporation’s internal or external auditor.
Director Interlock

•	If a director is a current or former officer or employee of any other company on whose board of directors any officer of the Corporation serves as a member.

•	If a director’s immediate family member is, or during the past three years was, employed by another company where any of the Corporation’s present Section 16 Officers concurrently serves on that company’s compensation committee.
Business Relationships

•	If a director is a current Section 16 Officer or employee, or his or her immediate family member is a current Section 16 Officer, of a company (which does not include charitable, non-profit, or tax-exempt entities) that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, during any of the past three years. The director is not “independent” until three years after falling below such threshold. (Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Corporation and the director’s or immediate family member’s current employer; the Corporation need not consider former employment of the director or immediate family member.)
Charitable Relationships

•	If the director (or a relative) is a trustee, director, or employee of a charitable or non-profit organization that receives grants or endowments from the Corporation or its affiliates exceeding the greater of $200,000 or 2 percent of the recipient’s gross revenues during the Corporation’s or the recipient’s most recent completed fiscal year.
Notes

•	“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, or is financially dependent on such person.

•	“Corporation” includes any consolidated subsidiaries or parent companies.

•	“Section 16 Officer” means “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, and includes the president, the principal financial officer, the principal accounting officer, any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policymaking function, or any other person who performs similar policymaking functions for that company.

________________________________________________________________________________
Item No. 1:
Election of Directors of PG&E Corporation and
Pacific Gas and Electric Company
Shareholders are being asked to elect 10 directors to serve on the Board of Directors of PG&E Corporation and 11 directors to serve on the Board of Directors of Pacific Gas and Electric Company. If elected as director, those individuals will hold office until the next annual meetings or until their successors shall be elected and qualified, except in the case of death, resignation, or removal of a director.
The 10 nominees for director of PG&E Corporation and the 11 nominees for director of Pacific Gas and Electric Company whom the respective Boards propose for election are the same, except for Thomas B. King, who is a nominee for the Pacific Gas and Electric Company Board only.
The composition of the PG&E Corporation and Pacific Gas and Electric Company slates of director nominees are consistent with the policy set forth in each company’s Corporate Governance Guidelines that at least 75 percent of the Board shall be composed of “independent” directors, as defined in the Corporate Governance Guidelines, and as set forth on pages 7 through 12 of this Joint Proxy Statement.
Information is provided on the following pages about the nominees for director, including their principal occupations for the past five years, certain other directorships, age, and length of service as a director of PG&E Corporation and/or Pacific Gas and Electric Company. Membership on Board committees, attendance at Board and committee meetings, and ownership of stock of PG&E Corporation and Pacific Gas and Electric Company are provided in separate sections following the biographical information on the nominees.
All of the nominees have agreed to serve if elected. If any of the nominees become unavailable at the time of the annual meetings to accept nomination or election as a director, the proxyholders named on the enclosed PG&E Corporation or Pacific Gas and Electric Company proxy card will vote for substitute nominees at their discretion.
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend the Election of the Nominees for Director Presented in This Joint Proxy Statement.

________________________________________________________________________________
Nominees for Directors of PG&E Corporation and
Pacific Gas and Electric Company
Biographical Information

David R. Andrews
Mr. Andrews is retired Senior Vice President, Government Affairs, General Counsel, and Secretary of PepsiCo, Inc. (food and beverage businesses). He held that position from February 2002 to November 2004. Prior to joining PepsiCo, Inc., Mr. Andrews was a partner in the law firm of McCutchen, Doyle, Brown & Enersen, LLP from May 2000 to January 2002 and from 1981 to July 1997. From August 1997 to April 2000, he served as the legal advisor to the U.S. Department of State. Mr. Andrews, 65, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 2000. He also is a director of the James Campbell Company LLC and UnionBanCal Corporation.

Leslie S. Biller
Mr. Biller is retired Vice Chairman and Chief Operating Officer of Wells Fargo & Company (financial services and retail banking). Mr. Biller held that position from November 1998 until his retirement in October 2002. Mr. Biller, 58, was an advisory director of PG&E Corporation and Pacific Gas and Electric Company from January 2003 to February 2004, and has been a director of PG&E Corporation and Pacific Gas and Electric Company since February 2004. He also is a director of Ecolab Inc., Knowledge Schools Inc., and Knowledge Universe Education.

David A. Coulter
Mr. Coulter is Managing Director and Senior Advisor of Warburg Pincus LLC (global private equity firm) and has held that position since November 2005. Prior to joining Warburg Pincus LLC, Mr. Coulter was Vice Chairman of JPMorgan Chase & Co. (financial services and retail banking) from January 2001 until his retirement in September 2005. Prior to the merger with J.P. Morgan & Co. Incorporated, he was Vice Chairman of The Chase Manhattan Corporation (bank holding company) from August 2000 to December 2000. He was a partner in the Beacon Group, L.P. (investment banking firm) from January 2000 to July 2000, and was Chairman and Chief Executive Officer of BankAmerica Corporation and Bank of America NT&SA from May 1996 to October 1998. Mr. Coulter, 59, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 1996. He also is a director of First Data Corporation and Strayer Education, Inc.

C. Lee Cox
Mr. Cox is retired Vice Chairman of AirTouch Communications, Inc. and retired President and Chief Executive Officer of AirTouch Cellular (cellular telephone and paging services). He was an executive officer of AirTouch Communications, Inc. and its predecessor, PacTel Corporation, from 1987 until his retirement in April 1997. Mr. Cox, 65, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 1996.

Peter A. Darbee
Mr. Darbee is Chairman of the Board, Chief Executive Officer, and President of PG&E Corporation and Chairman of the Board of Pacific Gas and Electric Company and has held those positions since January 2006. He was President and Chief Executive Officer of PG&E Corporation from January 2005 to December 2005 and Senior Vice President and Chief Financial Officer of PG&E Corporation from September 1999 to December 2004. Mr. Darbee, 54, has been a director of PG&E Corporation and Pacific Gas and Electric Company since January 2005.

Maryellen C. Herringer
Ms. Herringer is an attorney-at-law. She held various executive positions at APL Limited (intermodal shipping and rail transportation company) from 1991 until it was acquired by Neptune Orient Lines in December 1997, most recently serving as Executive Vice President, General Counsel, and Secretary. Prior to joining APL Limited, Ms. Herringer was a partner in the law firm of Morrison & Foerster. Ms. Herringer, 63, has been a director of PG&E Corporation and Pacific Gas and Electric Company since October 2005. She also is a director of ABM Industries Incorporated and Wachovia Corporation.

Thomas B. King*
Mr. King is Chief Executive Officer of Pacific Gas and Electric Company and a Senior Vice President of PG&E Corporation, and has held those positions since January 1, 2006. He held various executive positions at Pacific Gas and Electric Company from November 2003 to December 2005, most recently serving as President and Chief Executive Officer. Prior to joining Pacific Gas and Electric Company, he was a Senior Vice President of PG&E Corporation from January 1999 to October 2003. From July 2000 to July 2003, he also held various executive positions at PG&E National Energy Group, Inc., a former subsidiary of PG&E Corporation. Mr. King, 45, has been a director of Pacific Gas and Electric Company since January 2006.

Richard A. Meserve
Dr. Meserve is President of the Carnegie Institution of Washington (scientific research institution) and has held that position since April 2003. He also has served as Senior Of Counsel to the law firm of Covington & Burling LLP since April 2004 and was a partner in that firm from 1984 through 1999. Prior to joining the Carnegie Institution of Washington, Dr. Meserve was Chairman of the U.S. Nuclear Regulatory Commission from October 1999 to March 2003. Dr. Meserve, 62, has been a director of PG&E Corporation and Pacific Gas and Electric Company since December 2006.

Mary S. Metz
Dr. Metz is retired President of S. H. Cowell Foundation and held that position from January 1999 to March 2005. She is Dean Emerita of University Extension of the University of California, Berkeley, and President Emerita of Mills College. Dr. Metz, 69, has been a director of Pacific Gas and Electric Company since 1986 and a director of PG&E Corporation since 1996. She also is a director of AT&T Inc., Longs Drug Stores Corporation, and UnionBanCal Corporation.

Barbara L. Rambo
Ms. Rambo is Vice Chairman of Nietech Corporation (payments technology company) and has held that position since October 2006. Ms. Rambo joined Nietech in November 2002 as President and Chief Executive Officer. Prior to joining Nietech, she served as Chairman and Chief Executive Officer of OpenClose Technologies (financial services company) from July 2001 to December 2001 and January 2000 to June 2001, respectively. Ms. Rambo served as Group Executive Vice President of Bank of America from 1993 to 1998 and held various positions of responsibility with the Bank since 1974. Ms. Rambo, 54, has been a director of PG&E Corporation and Pacific Gas and Electric Company since January 2005. She also is a director of The Gymboree Corporation.

*	Thomas B. King is a nominee for director of Pacific Gas and Electric Company only.

Barry Lawson Williams
Mr. Williams is President of Williams Pacific Ventures, Inc. (business investment and consulting) and has held that position since 1987. He also served as interim President and Chief Executive Officer of the American Management Association (management development organization) from November 2000 to June 2001. Mr. Williams, 62, has been a director of Pacific Gas and Electric Company since 1990 and a director of PG&E Corporation since 1996. He also is a director of CH2M Hill Companies, Ltd., The Northwestern Mutual Life Insurance Company, R.H. Donnelley Corporation, The Simpson Manufacturing Company Inc., and SLM Corporation.

________________________________________________________________________________
Information Regarding the
Boards of Directors of PG&E Corporation and
Pacific Gas and Electric Company
The following section describes (1) the composition of the Boards of Directors and key Board committees of PG&E Corporation and Pacific Gas and Electric Company, (2) the functioning of the Boards and key Board committees, (3) qualifications and compensation of directors, and (4) other information regarding the director nominees.
Director Independence
What independence guidelines apply to the Boards of Directors?
The PG&E Corporation Corporate Governance Guidelines set forth a policy that 75 percent of the directors should be independent, as defined in the Guidelines. The Board of Directors of PG&E Corporation also is subject to New York Stock Exchange rules, which require that a majority of the directors be independent, as defined in the stock exchange’s rules, and that independent directors meet regularly.
The Pacific Gas and Electric Company Corporate Governance Guidelines also set forth a policy that 75 percent of the directors should be independent, as defined in the Guidelines. In addition, the Board of Directors of Pacific Gas and Electric Company is subject to American Stock Exchange rules requiring that the independent directors meet regularly. The Pacific Gas and Electric Company Board is not subject to American Stock Exchange rules requiring that at least a majority of the directors meet the stock exchange’s definition of “independent director.” Pacific Gas and Electric Company is exempt from these requirements because PG&E Corporation and a subsidiary hold approximately 96 percent of the voting power in Pacific Gas and Electric Company, and Pacific Gas and Electric Company is a “controlled subsidiary.”
Are the directors independent?
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have affirmatively determined that the following directors are independent: David R. Andrews, Leslie S. Biller, David A. Coulter, C. Lee Cox, Maryellen C. Herringer, Richard A. Meserve, Mary S. Metz, Barbara L. Rambo, and Barry Lawson Williams. These independent directors:

•	Do not have any material relationship with either PG&E Corporation or Pacific Gas and Electric Company that would interfere with the exercise of independent judgment,

•	Are “independent” as defined by applicable New York Stock Exchange and American Stock Exchange rules, and

•	Satisfy each of the categorical standards adopted by the Boards for determining whether a specific relationship is “material” and a director is independent. Those categorical standards are set forth as Exhibit A to the Corporate Governance Guidelines, which can be found on pages 11 and 12 of this Joint Proxy Statement and in the Corporate Governance section of PG&E Corporation’s website, www.pgecorp.com, or Pacific Gas and Electric Company’s website, www.pge.com.
Only independent directors may serve on PG&E Corporation’s Audit Committee, Finance Committee, Nominating, Compensation, and Governance Committee, and Public Policy Committee, and on Pacific Gas and Electric Company’s Audit Committee. Independent directors also must serve as chairs of any key committees of the PG&E Corporation or Pacific Gas and Electric Company Board of Directors, with the exception of the Executive Committees.
In assessing the independence of individual directors, the Boards of Directors considered transactions for legal and related services provided by the law firm of Covington & Burling LLP to either PG&E Corporation or Pacific Gas and Electric Company. Dr. Richard A. Meserve is employed by Covington & Burling LLP on a part-time basis as Senior Of Counsel. Each of these transactions with Covington & Burling LLP involved services that were initiated prior to Dr. Meserve’s election to the Boards of Directors. The Boards of Directors also considered amounts owed by the Carnegie Institution of Washington to Pacific Gas and Electric Company for departing load charges related to operations in Palo Alto, California. Dr. Meserve is the President of the Carnegie Institution of Washington. This relationship does not require disclosure in the “Related Person Transactions” section on pages 27 and 28 of this Joint Proxy Statement because such charges are fixed in conformity with law or governmental authority.

Do the Boards of Directors have an independent lead director?
PG&E Corporation and Pacific Gas and Electric Company have each had an independent lead director since 2003. The lead director is selected by the independent directors of the applicable company. Currently, the Chair of the PG&E Corporation Nominating, Compensation, and Governance Committee serves as independent lead director of both PG&E Corporation and Pacific Gas and Electric Company. The lead director acts as a liaison between the Chairman of the Board and the independent directors. Among other things, the lead director approves the agendas and schedules for meetings of the Board, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each executive session meeting (see below). The lead director currently is C. Lee Cox.
Do the independent directors meet without the other directors?
The independent directors of PG&E Corporation and Pacific Gas and Electric Company meet in executive session without the other directors at each regularly scheduled Board meeting. The independent lead director establishes the agenda for each executive session meeting of independent directors, and presides over these executive session meetings. At the end of each executive session meeting, the independent lead director has a discussion with the PG&E Corporation Chairman of the Board or the Pacific Gas and Electric Company Chairman of the Board, as applicable, and the PG&E Corporation Chief Executive Officer regarding the executive session meeting.

Board Committees
What are the key committees of the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors?
The key committees of the PG&E Corporation Board of Directors are the Executive Committee, the Audit Committee, the Finance Committee, the Nominating, Compensation, and Governance Committee, and the Public Policy Committee.
The Pacific Gas and Electric Company Board of Directors has two key committees, the Executive Committee and the Audit Committee.
All committee members are directors of PG&E Corporation or Pacific Gas and Electric Company, as appropriate. To ensure that all committee members can perform their duties in a fully informed manner, committee members and other directors have access to all of PG&E Corporation’s and Pacific Gas and Electric Company’s books, records, and other documents. The current membership and duties of these committees are described below.

Nominating,
							Compensation,		Public
	Executive		Audit		Finance		and Governance		Policy
	Committees		Committees		Committee		Committee		Committee

Non-Employee Directors:

D. R. Andrews			X						X

L. S. Biller					X				X

D. A. Coulter	X				X	*	X

C. L. Cox	X				X		X	*(1)

M. C. Herringer			X						X

R. A. Meserve									X

M. S. Metz	X		X						X	*

B. L. Rambo					X		X

B. L. Williams	X		X	*(2)	X		X

Employee Directors:

P. A. Darbee	X	*

T. B. King	X	(3)

Number of Meetings in 2006 (PG&E Corporation/ Pacific Gas and Electric Company where applicable)	0/0		4/4		5		5		3

*	Committee Chair

(1)	Lead director
(2)	Audit Committee financial expert as defined by the Securities and Exchange Commission
(3)	Member of the Pacific Gas and Electric Company Executive Committee only
Committee Charters
Each company’s Board of Directors has adopted a formal charter for each of the above Board committees. A copy of the charter for each of the listed PG&E Corporation Board Committees can be found in the Corporate Governance section of the corporation’s website, at www.pgecorp.com. A copy of the charter for each of the listed Pacific Gas and Electric Company Board Committees can be found through the Corporate Governance section of the company’s website, at www.pge.com. Shareholders also may obtain a print copy of any committee’s charter by sending a written request to the appropriate company’s Corporate Secretary.

Executive Committees
What are the Executive Committees’ responsibilities?
Each Executive Committee may exercise any of the powers and perform any of the duties of the PG&E Corporation Board or the Pacific Gas and Electric Company Board (as the case may be). This authority is subject to provisions of law and certain limits imposed by the PG&E Corporation Board or the Pacific Gas and Electric Company Board (as the case may be). The Executive Committees meet as needed.
Each company’s Chairman of the Board serves as the Chair of that company’s Executive Committee.
Audit Committees
What are the Audit Committees’ responsibilities?
The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company advise and assist the appropriate Board of Directors in fulfilling its responsibilities in connection with financial and accounting practices, internal controls, external and internal auditing programs, business ethics, and compliance with laws, regulations, and policies that may have a material impact on the consolidated financial statements of PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries.
The Audit Committees’ responsibilities are set forth in each Committee’s charter. Among other things, the Audit Committees:

•	Are responsible for the selection, appointment, compensation, and oversight of the work of the independent registered public accounting firm that PG&E Corporation and Pacific Gas and Electric Company, as applicable, employ to prepare or issue audit reports or perform related work,

•	Satisfy themselves as to the independence and competence of the appropriate company’s independent registered public accounting firm,

•	Pre-approve all auditing and non-auditing services that the independent registered public accounting firm provides to PG&E Corporation and Pacific Gas and Electric Company, as applicable,

•	Review and discuss with the independent registered public accounting firm, and with the appropriate company’s officers and internal auditors, the scope and results of the independent registered public accounting firm’s audit work, consolidated quarterly and annual financial statements, the quality and effectiveness of internal controls, and compliance with laws, regulations, policies, and programs, and

•	Make further inquiries as they deem necessary or desirable to inform themselves of the affairs of the companies and their subsidiaries.
One member of each Audit Committee is appointed by the appropriate Board of Directors as the Committee’s Chair.
Do special requirements apply to members of the Audit Committees?
Independence. Each member of the PG&E Corporation and Pacific Gas and Electric Company Audit Committees must be independent, as defined in the Corporate Governance Guidelines, in Securities and Exchange Commission rules regarding audit committee independence, and in applicable New York Stock Exchange and American Stock Exchange rules.
Each Board of Directors has determined that all members of each company’s Audit Committee are independent under applicable regulations.
Financial literacy and expertise. Each member of the PG&E Corporation and Pacific Gas and Electric Company Audit Committees must be financially literate, as defined in the applicable New York Stock Exchange and American Stock Exchange rules. All members of the Audit Committees are financially literate.
One member of each Audit Committee also must be an “audit committee financial expert” or otherwise have accounting or related financial management expertise. The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have determined that Barry Lawson Williams, the independent chair of each company’s Audit Committee, is an “audit committee financial expert,” as defined by the Securities and Exchange Commission.
Service on other audit committees. Each company’s Corporate Governance Guidelines set forth a policy regarding the number of other public company audit committees on which an Audit Committee member may serve. If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries, that Committee member must inform the appropriate company’s Board of Directors. In order for that member to continue serving on the Audit Committee, the Board of Directors must affirmatively determine that the simultaneous service does not impair that committee member’s ability to serve effectively on the Audit Committee.

No member of the Audit Committees currently serves on three or more additional public company audit committees.
Finance Committee
What are the Finance Committee’s responsibilities?
The Finance Committee of PG&E Corporation advises and assists the Board with respect to the financial and capital investment policies and objectives of PG&E Corporation and its subsidiaries, including specific actions required to achieve those objectives. The Finance Committee’s responsibilities are set forth in the Committee’s charter. Among other things, the Committee reviews:

•	Long-term financial and investment plans and strategies,

•	Annual financial plans,

•	Dividend policy,

•	Short-term and long-term financing plans,

•	Proposed capital projects,

•	Proposed divestitures,

•	Strategic plans and initiatives,

•	Major commercial banking, investment banking, financial consulting, and other financial relationships of PG&E Corporation or its subsidiaries, and

•	Risk management activities.
Each year the Finance Committee also presents for the Board of Directors’ review and approval (1) a five-year financial plan for PG&E Corporation and its subsidiaries that incorporates, among other things, the Corporation’s business strategy goals, and (2) an annual budget that reflects elements of the approved five-year plan. Members of the Board of Directors receive a monthly report that compares the Corporation’s performance to the budget and provides other information about financial performance.
One member of the Committee is appointed by the Board of Directors as the Committee’s Chair.
Do special requirements apply to members of the Finance Committee?
The Finance Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines and in the New York Stock Exchange rules. All Committee members meet these independence requirements.
Nominating, Compensation, and Governance Committee
What are the Nominating, Compensation, and Governance Committee’s responsibilities?
The Nominating, Compensation, and Governance Committee of PG&E Corporation advises and assists the Boards of PG&E Corporation and Pacific Gas and Electric Company with respect to:

•	The selection and compensation of directors,

•	Employment, compensation, and benefits policies and practices,

•	The development, selection, and compensation of policy-making officers, and

•	Corporate governance matters, including the performance and effectiveness of the Boards and the companies’ governance principles and practices.
The PG&E Corporation Board of Directors has delegated its authority to administer the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP), under which equity-based awards are made, to the Nominating, Compensation, and Governance Committee. The Board of Directors also has delegated to the Chief Executive Officer of PG&E Corporation the authority to make LTIP awards to certain eligible participants within the guidelines adopted by the Nominating, Compensation, and Governance Committee. The Nominating, Compensation, and Governance Committee may delegate its authority with respect to ministerial matters under the LTIP to the Chief Executive Officer or the Senior Vice President of Human Resources. The Nominating, Compensation, and Governance Committee also oversees other employee benefit plans.
The Nominating, Compensation, and Governance Committee’s responsibilities are set forth in the Committee’s charter. Among other things, the Committee:

•	Reviews and acts upon the compensation of officers of PG&E Corporation and its subsidiaries, although the Committee has delegated to the PG&E Corporation Chief Executive Officer the authority to approve compensation for certain officers,

•	Recommends to the independent members of the appropriate Board of Directors the compensation of the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company,

•	Reviews long-range planning for executive development and succession,

•	Reviews the composition and performance of the Boards of PG&E Corporation and Pacific Gas and Electric Company, and

•	Reviews the Corporate Governance Guidelines of PG&E Corporation and Pacific Gas and Electric Company.
One member of the Committee is appointed by the independent members of the Board of Directors as the Committee’s Chair. The Chair of the Nominating, Compensation, and Governance Committee is the lead director of PG&E Corporation and Pacific Gas and Electric Company, and chairs executive session meetings of the independent directors of both companies.
Do special requirements apply to members of the Nominating, Compensation, and Governance Committee?
The Nominating, Compensation, and Governance Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines and in the New York Stock Exchange rules. All Committee members meet these independence requirements.
Because PG&E Corporation and a subsidiary hold approximately 96 percent of the voting power in Pacific Gas and Electric Company, that company is a “controlled subsidiary” of PG&E Corporation and will not be subject to certain American Stock Exchange rules that otherwise would require that all members of the Committee meet the American Stock Exchange definition of “independent director” and would impose requirements on Pacific Gas and Electric Company’s director nomination process and methods for determining executive compensation.
What is the compensation setting process?
The PG&E Corporation Nominating, Compensation, and Governance Committee (Committee) is responsible for overseeing and establishing officer compensation policies for PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company. The Committee also administers the LTIP under which equity-based awards are made, and oversees other employee benefit plans.
The Board of Directors of PG&E Corporation or Pacific Gas and Electric Company (as the case may be) is responsible for approving compensation for the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company based on the Committee’s recommendations.
The Committee retains an independent consulting firm, Hewitt Associates (Hewitt), to help evaluate PG&E Corporation’s compensation policies, to provide information about industry compensation practices and competitive compensation levels at companies within selected comparator groups, and to recommend compensation alternatives that are consistent with PG&E Corporation’s compensation policies.
Each year, the Committee (and with respect to the Chief Executive Officers of PG&E Corporation and Pacific Gas Electric Company, the independent members of the applicable Board of Directors based on the Committee’s recommendation) approves the amounts of total target compensation for executive officers, based on a review of comparative data as well as management’s recommendations (and Hewitt’s recommendations with respect to Chief Executive Officer compensation only). In addition, the Committee uses comparative data throughout the year to set the total target compensation of new executive officers, whether they are promoted internally or new hires.
In determining specific compensation amounts for individual officers, the Committee (or the independent members of the applicable Board of Directors, in the case of the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company) considers such factors as (1) the officer’s experience, (2) individual performance, (3) the officer’s role in achieving corporate objectives established at the beginning of the year, (4) the officer’s compensation compared to individuals in similar positions in the comparator group of companies used for purposes of setting officer compensation, as well as compared to other officers internally, and (5) when appropriate, other relevant factors.
Public Policy Committee
What are the Public Policy Committee’s responsibilities?
The Public Policy Committee of PG&E Corporation advises and assists the Board of Directors with respect to public policy issues that could affect significantly the interests of the customers, shareholders, or employees of PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries.
The Public Policy Committee’s responsibilities are set forth in the Committee’s charter. Among other things, the Committee reviews the policies and practices of PG&E Corporation and its subsidiaries with respect to:

•	Protection and improvement of the quality of the environment,

•	Charitable and community service organizations and activities,

•	Political contributions,

•	Equal opportunity in hiring and promoting employees, and

•	Development of minority-owned and women-owned businesses as suppliers to PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries.
One member of the Committee is appointed by the Board of Directors as the Committee’s Chair.
Do special requirements apply to members of the Public Policy Committee?
The Public Policy Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines and in the New York Stock Exchange rules. All Committee members meet these independence requirements.
Attendance at Board and Committee Meetings and at the 2006 Annual Meetings of Shareholders
How many Board and committee meetings did the directors attend during 2006?
During 2006, there were 6 meetings of the PG&E Corporation Board of Directors and 17 meetings of the PG&E Corporation Board committees. Overall attendance of incumbent directors at those meetings was 98 percent. Each PG&E Corporation director attended at least 87 percent of the total number of Board and Board committee meetings held during the period of their service on the Board and Board committees during 2006.
During 2006, there were 7 meetings of the Pacific Gas and Electric Company Board of Directors and 4 meetings of the Pacific Gas and Electric Company Board committees. Overall attendance of incumbent directors at those meetings was 98 percent. For Pacific Gas and Electric Company, all directors except David A. Coulter attended at least 75 percent of the total number of Board and Board committee meetings held during the period of their service on the Board and Board committees during 2006.
How many directors attended the 2006 annual meetings?
Each member of the Board of Directors of PG&E Corporation or Pacific Gas and Electric Company is expected to attend that company’s annual meeting of shareholders.
Eight directors attended PG&E Corporation’s 2006 annual meeting of shareholders.
Nine directors attended Pacific Gas and Electric Company’s 2006 annual meeting of shareholders.
Compensation of Directors
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each establish the level of compensation for that company’s directors, based on the recommendation of the PG&E Corporation Nominating, Compensation, and Governance Committee (Committee), and taking into account the impact of compensation on director independence. Directors who are also current employees of either company receive no additional compensation for service as directors.
The Committee periodically reviews the amount and form of compensation paid to directors of PG&E Corporation and Pacific Gas and Electric Company, taking into account the compensation paid to directors of other comparable U.S. companies. The Committee conducts its review with the assistance of outside experts in the field of executive compensation.
In February 2003, the Committee approved the following approach for determining Board of Directors compensation levels:

•	Target total compensation (i.e., retainer, meeting fees, chairperson retainer, and equity) should be equal to the average of the comparator group;

•	Director compensation should be set for two-year periods, to achieve the preceding objective at the midpoint of each period; and

•	Target total compensation for the Audit Committees and their Chair should reflect a premium to account for their growing responsibility and accountability due to new stock exchange requirements and legislation.
In addition, in June 2004, the Committee and the PG&E Corporation and Pacific Gas and Electric Company Boards agreed that target total compensation for the Chair of the Nominating, Compensation, and Governance Committee, who also serves as lead director, should reflect the same premium as the Chair of the Audit Committees.
The following provides additional information regarding compensation paid to the non-employee directors of PG&E Corporation and Pacific Gas and Electric Company during the past year.

2006 Director Compensation
This table summarizes the principal components of compensation paid or granted during 2006, or the compensation cost of equity-based grants for 2006, to the non-employee directors of PG&E Corporation and Pacific Gas and Electric Company.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
D. R. Andrews	$73,500	$18,000	$51,849	$95	$143,444
L. S. Biller	$78,750	$38,000	$27,090	$95	$143,935
D. A. Coulter	$78,750	$48,000	$0	$95	$126,845
C. L. Cox	$126,500	$48,000	$0	$95	$174,595
M. C. Herringer	$73,500	$9,750	$5,077	$95	$88,422
R. A Meserve(5)	$3,217	$0	$0	$3	$3,220
M. S. Metz	$81,000	$48,000	$0	$2,555	$131,555
B. L. Rambo	$76,500	$30,000	$0	$95	$106,595
B. L. Williams	$137,500	$18,000	$51,849	$2,595	$209,944

(1)	Each non-employee director received $45,000 in annual retainers, except that Dr. Meserve (who was elected as a director on December 20, 2006) received a pro-rated retainer of $1,467. The Chairs of the Finance Committee (Mr. Coulter) and the Public Policy Committee (Dr. Metz) each received an additional $7,500 in annual retainers. The Chair of the Audit Committees (Mr. Williams) and the Chair of the Nominating, Compensation, and Governance Committee, who is the lead director (Mr. Cox), each received an additional $50,000 in annual retainers. Non-employee directors also received a fee of $1,750 for each Board or Board committee meeting attended, except that members of the Audit Committees received a fee of $2,750 for each Audit Committee meeting attended. Total meeting fees were: Mr. Andrews $28,500, Mr. Biller $33,750, Mr. Coulter $26,250, Mr. Cox $31,500, Ms. Herringer $28,500, Dr. Meserve $1,750, Dr. Metz $28,500, Ms. Rambo $31,500, and Mr. Williams $42,500.

(2)	Represents the 2006 compensation cost of restricted stock, phantom stock, and restricted stock units granted in 2006 and prior years, measured in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, without taking into account an estimate of forfeitures related to service conditions. In 2006, each non-employee director except Dr. Meserve (who was elected as a director on December 20, 2006) received 800 shares of restricted stock with a grant date value of $29,976. Mr. Biller, Mr. Coulter, Mr. Cox, Dr. Metz, and Ms. Rambo each received 801 restricted stock units with a grant date value of $30,000. Ms. Herringer received 400 restricted stock units with a grant date value of $15,000. The aggregate number of stock awards outstanding for each non-employee director at December 31, 2006 was: Mr. Andrews 2,926, Mr. Biller 3,617, Mr. Coulter 11,007, Mr. Cox 6,132, Ms. Herringer 1,210, Dr. Meserve 0, Dr. Metz 8,530, Ms. Rambo 3,309, and Mr. Williams 3,421.

(3)	Represents the 2006 compensation cost of stock options granted in 2006 and prior years, measured in accordance with SFAS No. 123R, without taking into account an estimate of forfeitures related to service conditions. Assumptions used in determining the grant date fair value are set forth in the Stock Options section of Note 14 to the Consolidated Financial Statements in the 2005 and 2006 Annual Reports to Shareholders of PG&E Corporation and Pacific Gas and Electric Company. In 2006, Mr. Andrews and Mr. Williams each received 4,983 stock options with a grant date value of $40,626 and Ms. Herringer received 2,491 stock options with a grant date value of $20,309. The exercise price of the stock options, $37.47, is the closing price of PG&E Corporation common stock on the January 3, 2006 grant date. The aggregate number of option awards outstanding for each non-employee director at December 31, 2006 was: Mr. Andrews 24,167, Mr. Biller 9,290, Mr. Coulter 0, Mr. Cox 26,971, Ms. Herringer 2,491, Dr. Meserve 0, Dr. Metz 15,626, Ms. Rambo 0, and Mr. Williams 38,802.

(4)	Represents (i) premiums paid for accidental death and dismemberment insurance, and (ii) matching gifts to qualified educational and environmental nonprofit organizations pursuant to the PG&E Corporation Matching Gifts Program, which each year establishes a set fund for matching eligible gifts made by employees and directors on a dollar-for-dollar basis, up to a total of $2,500 per calendar year per individual (Dr. Metz $2,460 and Mr. Williams $2,500).

(5)	Dr. Meserve was elected as a director of PG&E Corporation and Pacific Gas and Electric Company on December 20, 2006.

What retainers and fees do directors receive as compensation?
During 2006, each director who is not an officer or employee of PG&E Corporation or Pacific Gas and Electric Company received a quarterly retainer of $11,250 (or a pro-rated amount if the individual did not serve as a non-employee director during the entire quarter). Effective January 1, 2007, that quarterly retainer was increased to $12,500. The non-employee directors who chair the Finance Committee and the Public Policy Committee each receive an additional quarterly retainer of $1,875. The non-employee director who chairs the Audit Committees and the non-employee director who chairs the Nominating, Compensation, and Governance Committee (who is the lead director) each receive an additional quarterly retainer of $12,500.
Non-employee directors also receive a fee of $1,750 for each Board or Board committee meeting attended, except that members of the Audit Committees receive a fee of $2,750 for each Audit Committee meeting attended.
Do directors receive stock-based compensation?
Under the PG&E Corporation 2006 Long-Term Incentive Plan, each year on the first business day of January, each non-employee director of PG&E Corporation is entitled to receive stock-based grants. During 2006, such grants had a total aggregate equity value of $60,000, composed of:

•	Restricted shares of PG&E Corporation common stock valued at $30,000 (based on the closing price of PG&E Corporation common stock on the first business day of the year), and

•	A combination, as elected by the director, of non-qualified stock options and restricted stock units with a total value of $30,000, based on increments valued at $5,000.
The per-option value is based on the Black-Scholes stock option valuation method, discounting the resulting value by 20 percent. The exercise price of stock options is the market value of PG&E Corporation common stock (i.e., the closing price) on the date of grant. The value of each restricted stock unit is based on the closing price of PG&E Corporation common stock on the first business day of the year.
Restricted stock and stock options vest over the five-year period following the date of grant, except that restricted stock and stock options will vest immediately upon mandatory retirement from the Board, upon a director’s death or disability, or in the event of termination related to a change in control. If a director ceases to be a member of the Board for any other reason, any unvested restricted stock and unvested stock options will be forfeited.
Restricted stock units awarded to non-employee directors are payable only in the form of PG&E Corporation common stock following a director’s retirement from the Board after five consecutive years of service or upon reaching mandatory retirement age, upon a director’s death or disability, or in the event of termination related to a change in control. If a director ceases to be a member of the Board for any other reason, all restricted stock units will be forfeited.
A non-employee director’s awards also will vest or accelerate in full if there is a change in control and the successor company fails to continue those previously granted awards in a manner that preserves the value of the awards.
Effective January 1, 2007, the total aggregate value of such stock-based grants was increased to $80,000, consisting of $40,000 in restricted stock and the remaining $40,000 in a combination of stock options or restricted stock units, in $5,000 increments at the director’s election.
The increase in total director compensation (retainers, fees, and equity grants) that became effective on January 1, 2007 reflected an increase in target total compensation of approximately 16 percent. This increase is expected to place total compensation for non-employee directors at the average of the comparator group over the next two-year period during which the current compensation levels will apply. This is consistent with the approach adopted by the Committee for determining director compensation levels.
How much stock-based compensation did directors receive during 2006?
During 2006, non-employee directors received the following stock-based compensation under the PG&E Corporation 2006 Long-Term Incentive Plan. On January 3, 2006, each non-employee director received 800 restricted shares of PG&E Corporation common stock. In addition, directors who were granted stock options received options to purchase 831 shares of PG&E Corporation common stock for each $5,000 increment of value (subject to a $30,000 limit) at an exercise price of $37.47 per share, and directors who were granted restricted stock units received 133 restricted stock units for each $5,000 increment of value (subject to a $30,000 limit).

Are directors paid for attending meetings of both PG&E Corporation and Pacific Gas and Electric Company?
Directors who serve on both the PG&E Corporation and Pacific Gas and Electric Company Boards and corresponding committees do not receive additional compensation for concurrent service on Pacific Gas and Electric Company’s Board or its committees. However, separate meeting fees are paid for each meeting of the Pacific Gas and Electric Company Board, or a Pacific Gas and Electric Company Board committee, that is not held concurrently or sequentially with a meeting of the PG&E Corporation Board or a corresponding PG&E Corporation Board committee. It is the usual practice of PG&E Corporation and Pacific Gas and Electric Company that meetings of the companies’ Boards and corresponding committees are held concurrently and, therefore, that a single meeting fee is paid to each director for each set of meetings.
May directors defer receiving retainers and fees?
Under the 2005 Deferred Compensation Plan for Non-Employee Directors, directors of PG&E Corporation or Pacific Gas and Electric Company may elect to defer all or part of their retainers and fees. Directors who participate in the Deferred Compensation Plan may elect either to (1) convert their deferred compensation into common stock equivalents, the value of which is tied to the market value of PG&E Corporation common stock, or (2) have their deferred compensation invested in the Utility Bond Fund.
Are the directors reimbursed for travel and other expenses?
Directors of PG&E Corporation or Pacific Gas and Electric Company are reimbursed for reasonable expenses incurred for participating in Board meetings, committee meetings, or other activities undertaken on behalf of PG&E Corporation or Pacific Gas and Electric Company.
Do directors receive retirement benefits from PG&E Corporation or Pacific Gas and Electric Company?
The PG&E Corporation Retirement Plan for Non-Employee Directors was terminated effective January 1, 1998. Directors who had accrued benefits under the Plan were given a one-time option of either (1) receiving the benefit accrued through 1997, upon their retirement, or (2) converting the present value of their accrued benefit into a PG&E Corporation common stock equivalent investment held in the Deferred Compensation Plan for Non-Employee Directors. The payment of accrued retirement benefits, or distributions from the Deferred Compensation Plan relating to the conversion of retirement benefits, cannot be made until the later of age 65 or retirement from the Board.
Legal Proceedings
California Attorney General Complaint
On January 10, 2002, the California Attorney General filed a complaint in the Superior Court for the County of San Francisco (Superior Court) against PG&E Corporation and its directors, the directors of Pacific Gas and Electric Company, and other parties, alleging unfair or fraudulent business acts or practices in violation of California Business and Professions Code Section 17200. The claims are based on alleged violations of conditions established in the California Public Utilities Commission’s (CPUC) holding company decisions, caused by PG&E Corporation’s alleged failure to provide adequate financial support to Pacific Gas and Electric Company during the California energy crisis.
The complaint seeks injunctive relief, the appointment of a receiver, civil penalties of $2,500 against each defendant for each violation of Section 17200, a total penalty of not less than $500 million, and costs of suit. The complaint also seeks restitution of assets allegedly wrongfully transferred to PG&E Corporation from Pacific Gas and Electric Company.
The complaint was filed after the CPUC issued two decisions in its investigative proceeding commenced in April 2001 into whether the California investor-owned electric utilities, including Pacific Gas and Electric Company, complied with past CPUC decisions, rules, and orders regarding holding company formations, affiliate transactions, and applicable statutes.
The CPUC order states that the CPUC would, among other matters, investigate the utilities’ transfer of money to their holding companies, including during times when their utility subsidiaries were experiencing financial difficulties, the failure of the holding companies to financially assist the utilities when needed, the holding companies’ transfer of assets to unregulated subsidiaries, and the holding companies’ actions to “ringfence” their unregulated subsidiaries. In May 2005, the CPUC closed this investigation without making any findings.
PG&E Corporation believes that the intercompany transactions challenged by the Attorney General fully complied with applicable law and CPUC conditions. The challenged transactions forming the bulk of the restitution claims were regular quarterly dividends and stock repurchases. As part of its annual cost of capital proceedings, Pacific Gas and Electric Company advised the CPUC in advance of its forecast stock repurchases and dividends. The CPUC did not challenge or question those payments.
In January 2006, the U.S. Court of Appeals for the Ninth Circuit (Ninth Circuit) issued a decision on the parties’ appeals of various rulings by the U.S. Bankruptcy Court for the Northern District of California and the U.S. District Court for the Northern District of California (District Court) concerning jurisdictional issues. The Ninth Circuit found that the Superior Court had jurisdiction over the Attorney General’s restitution claims. (In October 2006, the U.S. Supreme Court declined to grant PG&E Corporation’s request to review the Ninth Circuit’s decision.) The Ninth Circuit did not address the Attorney General’s underlying allegations that PG&E Corporation and the other defendants violated Section 17200. The Ninth Circuit also did not decide who would be entitled to receive the proceeds, if any, of a restitution award. PG&E Corporation continues to believe that any such proceeds would be the property of Pacific Gas and Electric Company. Pursuant to the December 19, 2003 Settlement Agreement to resolve Pacific Gas and Electric Company’s proceeding under Chapter 11 of the U.S. Bankruptcy Code, the CPUC released all claims against PG&E Corporation or Pacific Gas and Electric Company arising out of or in any way related to the energy crisis, including the CPUC’s investigation into past PG&E Corporation actions during the energy crisis. Accordingly, PG&E Corporation believes that any claims for such proceeds by the CPUC would be precluded.
While the Ninth Circuit appeal was pending, the Superior Court held a trial in December 2004 to consider the appropriate standard to determine what constitutes a separate violation of Section 17200 in order to determine the magnitude of potential penalties under Section 17200 (up to $2,500 per separate “violation”). The Superior Court did not address the question of whether any violations occurred. In March 2005, the Superior Court issued a decision rejecting the “per victim” and “per [customer] bill” approaches advocated by the Attorney General, which standards potentially could have resulted in millions of separate “violations.” The Superior Court found that the appropriate standard was each transfer of money from Pacific Gas and Electric Company to PG&E Corporation that the Attorney General alleges violated Section 17200. In July 2005, the California Court of Appeal summarily denied a petition filed by the Attorney General seeking to overturn this decision. The Attorney General has resumed discovery in the Superior Court action. The next case management conference is scheduled for April 17, 2007.
Related Person Transactions
The entity Goldman Sachs Asset Management L.P. (GSAM) owns 6.6 percent of PG&E Corporation’s common stock.

•	Upon Pacific Gas and Electric Company’s emergence from Chapter 11 in April 2004, the company placed into the Goldman Sachs FS Federal Fund 520 (Goldman Fund) a portion of the total funds placed in escrow at Deutsche Bank for possible payment to members of Class 6 in the company’s Chapter 11 case. This investment was made before GSAM obtained greater than 5 percent of PG&E Corporation’s stock. As of December 31, 2006, Pacific Gas and Electric Company held $242.7 million in the Goldman Fund, out of the total $1.25 billion in Class 6 settlement funds placed in escrow at Deutsche Bank. For 2006, it is estimated that GSAM earned approximately $500,000 from management of Pacific Gas and Electric Company’s investment in the Goldman Fund. The company’s investment in the Goldman Fund will be reduced to the extent that (i) Class 6 claims are settled, or (ii) alternate investment funds are selected.

•	GSAM manages the Goldman Sachs Asset Management Core Flex Fund (Goldman Core Fund). Approximately $270 million in the PG&E Corporation Retirement Master Trust and approximately $35 million in the Pacific Gas and Electric Company Post-Retirement Medical Trust for Bargaining-Unit Employees are invested in the Goldman Core Fund. Investment decisions for these pension trusts are made by the PG&E Corporation Employee Benefit Committee, which is comprised of officers from PG&E Corporation and Pacific Gas and Electric Company. For 2006, it is estimated that GSAM earned approximately $1 million in fees from management of this investment. Such management services are expected to continue in the future.
The fees for managing these funds are calculated in accordance with the management fee formula stated in the applicable fund’s prospectus to investors. As such, the terms of engagement for these services are comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.
During 2006, several affiliates of GSAM provided investment banking-related services to PG&E Corporation and Pacific Gas and Electric Company, with a value of approximately $1.23 million. It is contemplated that affiliates of GSAM may provide other investment banking-related services to PG&E Corporation and Pacific Gas and Electric Company during 2007. These services are provided under customary terms and conditions. As such, the terms of engagement for these services are comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.
Review, Approval, and Ratification of Related Person Transactions
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have adopted identical written policies regarding review, approval, and ratification of related party transactions involving the companies. The policy requires the appropriate Audit Committee’s review and approval or ratification of any related party transaction in which either company is a participant, including, among other things, any related party transaction that would be required to be disclosed under the Securities and Exchange Commission rules. All related party transactions (as defined in the policy) must be disclosed to the appropriate Audit Committee, and all material related party transactions must be disclosed to the full Board of Directors.
During 2006, all “related party transactions” involving either company were in conformance with this policy.

Security Ownership of Management
The following table sets forth the number of shares of PG&E Corporation common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission) as of February 7, 2007 by the directors, the nominees for director, and the individuals named in the Summary Compensation Table on pages 46 and 47, and all directors and executive officers of PG&E Corporation and Pacific Gas and Electric Company as a group. As of February 7, 2007, no listed individual owned shares of any class of Pacific Gas and Electric Company securities. The table also sets forth common stock equivalents credited to the accounts of directors and executive officers under PG&E Corporation’s deferred compensation and equity plans.

	Beneficial Stock	Percent of	Common Stock
Name	Ownership(1)(2)(3)	Class(4)	Equivalents(5)	Total
David R. Andrews(6)	18,879	*	812	19,691
Leslie S. Biller(6)	6,542	*	10,399	16,941
David A. Coulter(6)	8,702	*	34,192	42,894
C. Lee Cox(6)	65,957	*	6,495	72,452
Peter A. Darbee(7)	231,877	*	11,153	243,030
Maryellen C. Herringer (6)	3,746	*	2,159	5,905
Thomas B. King(8)	189,105	*	10,125	199,230
Richard A. Meserve(6)	846	*	0	846
Mary S. Metz(6)	26,648	*	7,302	33,950
Barbara L. Rambo(6)	2,554	*	0	2,554
Barry Lawson Williams (6)	37,772	*	6,918	44,690
Christopher P. Johns(9)	107,607	*	23,830	131,437
Leslie H. Everett(9)	34,156	*	0	34,156
Kent M. Harvey(10)	47,146	*	5,211	52,357
Thomas E. Bottorff(11)	50,811	*	58	50,869
All PG&E Corporation directors and executive officers as a group (17 persons)	834,863	*	118,595	953,458
All Pacific Gas and Electric Company directors and executive officers as a group (21 persons)	1,051,896	*	113,442	1,165,338

*	Less than 1 percent

(1)	This column includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the listed individuals and, in the case of current and retired executive officers, includes shares of PG&E Corporation common stock held in the defined contribution retirement plan maintained by PG&E Corporation. Except as otherwise indicated below, the listed individuals have sole voting and investment power over the shares shown in this column. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

This column also includes the following shares of PG&E Corporation common stock in which the listed individuals share voting and investment power: Mr. Andrews 4,630 shares, Mr. Biller 3,605 shares, Mr. Coulter 8,703 shares, Mr. Cox 38,986 shares, Mr. Darbee 15,950 shares, Ms. Herringer 2,100 shares, Dr. Metz 8,793 shares, all PG&E Corporation directors and executive officers as a group 82,767 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 83,434 shares.

(2)	This column includes the following shares of PG&E Corporation common stock which the listed individuals have the right to acquire within 60 days of February 7, 2007 through the exercise of vested stock options granted under the PG&E Corporation Long-Term Incentive Program or the PG&E Corporation 2006 Long-Term Incentive Plan, as follows: Mr. Andrews 14,249 shares, Mr. Biller 2,937 shares, Mr. Cox 26,971 shares, Mr. Darbee 69,300 shares, Mr. King 139,252 shares, Dr. Metz 15,628 shares, Mr. Williams 28,884 shares, Mr. Johns 80,100 shares, Ms. Everett 12,575 shares, Mr. Harvey 26,538 shares, Mr. Bottorff 15,850 shares, all PG&E Corporation directors and executive officers as a group 416,434 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 450,612 shares. The listed individuals have neither voting power nor investment power with respect to these shares unless and until they are purchased through the exercise of the options, under the terms of the PG&E Corporation Long-Term Incentive Program.

(3)	This column includes restricted shares of PG&E Corporation common stock awarded under the PG&E Corporation Long-Term Incentive Program and the PG&E Corporation 2006 Long-Term Incentive Plan. As of February 7, 2007, the listed individuals held the following numbers of restricted shares that may not be sold or otherwise transferred until certain vesting conditions are satisfied: Mr. Andrews 4,630 shares, Mr. Biller 3,650 shares, Mr. Coulter 6,257 shares, Mr. Cox 6,257 shares, Mr. Darbee 126,494 shares, Ms. Herringer 1,646 shares, Mr. King 38,527 shares, Dr. Meserve 846 shares, Dr. Metz 6,610 shares, Ms. Rambo 2,554 shares, Mr. Williams 6,610 shares, Mr. Johns 25,035 shares, Ms. Everett 11,473 shares, Mr. Harvey 12,514 shares, Mr. Bottorff 12,059 shares, all PG&E Corporation directors and executive officers as a group 305,679 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 446,095 shares.

(4)	The percent of class calculation is based on the number of shares of PG&E Corporation common stock outstanding as of February 7, 2007, excluding shares held by a subsidiary.

(5)	This column reflects the number of stock units that were purchased by listed individuals through salary and other compensation deferrals or that were awarded under equity compensation plans. The value of each stock unit is equal to the value of a share of PG&E Corporation common stock and fluctuates daily based on the market price of PG&E Corporation common stock. The listed individuals who own these stock units share the same market risk as PG&E Corporation shareholders, although they do not have voting rights with respect to these stock units.

(6)	Mr. Andrews, Mr. Biller, Mr. Coulter, Mr. Cox, Ms. Herringer, Dr. Meserve, Dr. Metz, Ms. Rambo, and Mr. Williams are directors of both PG&E Corporation and Pacific Gas and Electric Company.

(7)	Mr. Darbee is a director and an executive officer of both PG&E Corporation and Pacific Gas and Electric Company. He is named in the Summary Compensation Table on pages 46 and 47.

(8)	Mr. King is a director and an executive officer of Pacific Gas and Electric Company, and also is an executive officer of PG&E Corporation. He is named in the Summary Compensation Table on pages 46 and 47.

(9)	Mr. Johns and Ms. Everett are executive officers of both PG&E Corporation and Pacific Gas and Electric Company and are named in the Summary Compensation Table on pages 46 and 47.

(10)	Mr. Harvey is an executive officer of PG&E Corporation and is named in the Summary Compensation Table on pages 46 and 47.

(11)	Mr. Bottorff is an executive officer of Pacific Gas and Electric Company and is named in the Summary Compensation Table on pages 46 and 47.

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Item No. 2:
Ratification of Appointment of the Independent Registered
Public Accounting Firm for PG&E Corporation and
Pacific Gas and Electric Company
The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company each have selected and appointed Deloitte & Touche LLP as the independent registered public accounting firm for that company to audit the consolidated financial statements as of and for the year ended December 31, 2007, and to audit the effectiveness of internal control over financial reporting and management’s assessment of internal control over financial reporting, as of December 31, 2007. Deloitte & Touche LLP is a major national accounting firm with substantial expertise in the energy and utility businesses. Deloitte & Touche LLP has served as independent public accountants for PG&E Corporation and Pacific Gas and Electric Company since 1999.
One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meetings. They will have the opportunity to make a statement if they wish, and are expected to be available to respond to appropriate questions from shareholders.
PG&E Corporation and Pacific Gas and Electric Company are not required to submit these appointments to a vote of their shareholders. If the shareholders of either PG&E Corporation or Pacific Gas and Electric Company do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend a Vote FOR the Proposal to Ratify the Appointment of Deloitte & Touche LLP.

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Information Regarding the Independent Registered
Public Accounting Firm for PG&E Corporation and
Pacific Gas and Electric Company
Fees Paid to the Independent Registered Public Accounting Firm
The PG&E Corporation and Pacific Gas and Electric Company Audit Committees have reviewed the audit and non-audit fees that PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries have paid to the independent registered public accounting firm, in order to consider whether those fees are compatible with maintaining the accounting firm’s independence.
Table 1:
Estimated Fees Billed to PG&E Corporation
(Amounts include Estimated Fees Billed to Pacific Gas and Electric Company and its Subsidiaries shown in Table 2 below)

	2006	2005

Audit Fees	$4.2 million	$4.2 million

Audit-Related Fees	$0.3 million	$0.3 million

Tax Fees	$0	$0.07 million

All Other Fees	$0	$0

Table 2:
Estimated Fees Billed to Pacific Gas and Electric Company and its Subsidiaries
(Amounts are included in Estimated Fees Billed to PG&E Corporation shown in Table 1 above)

	2006	2005

Audit Fees	$3.5 million	$3.4 million

Audit-Related Fees	$0.2 million	$0.2 million

Tax Fees	$0	$0

All Other Fees	$0	$0

Audit Fees. Audit fees billed for 2006 and 2005 relate to services rendered by Deloitte & Touche LLP in connection with reviews of Quarterly Reports on Form 10-Q, certain limited procedures on registration statements, the audits of the financial statements of PG&E Corporation and its subsidiaries and Pacific Gas and Electric Company and its subsidiaries, and the audits of both PG&E Corporation’s and Pacific Gas and Electric Company’s internal control over financial reporting and managements’ assessment of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.
Audit-Related Fees. Fees billed for 2006 and 2005 relate to services rendered by Deloitte & Touche LLP to both PG&E Corporation and its subsidiaries and Pacific Gas and Electric Company and its subsidiaries for employee benefit plan audits, nuclear decommissioning trust audits, consultations on financial accounting and reporting standards, and required agreed-upon procedure reports related to contractual obligations of Pacific Gas and Electric Company and its subsidiaries.
Tax Fees. For 2006, no tax fees were billed and no related services were provided to PG&E Corporation and its subsidiaries nor to Pacific Gas and Electric Company and its subsidiaries. Tax fees billed for 2005 relate to services rendered by Deloitte & Touche LLP to PG&E Corporation and its subsidiaries to support Internal Revenue Service audit appeals and questions, and tax strategy services. No tax fees were billed and no related services were provided to Pacific Gas and Electric Company or its subsidiaries for 2005.
All Other Fees. Deloitte & Touche LLP provided no services in this category to PG&E Corporation and its subsidiaries or to Pacific Gas and Electric Company and its subsidiaries during 2006 and 2005.
Obtaining Services from the Independent Registered Public Accounting Firm
The following section describes policies and procedures regarding how PG&E Corporation, Pacific Gas and Electric Company, and their consolidated affiliates may obtain services from Deloitte & Touche LLP, including limitations on the types of services that the companies may obtain, and approval procedures relating to those services.
Services Provided by the Independent Registered Public Accounting Firm
In June 2002, PG&E Corporation adopted a policy providing that the corporation and its controlled subsidiaries only could enter into new engagements with Deloitte & Touche LLP and its affiliate, Deloitte Consulting, for three types of services. The three permitted categories of services are:

•	Audit services,

•	Audit-related services, and

•	Tax services that Deloitte & Touche LLP and its affiliates are allowed to provide to Deloitte &

Touche LLP’s audit clients under the Sarbanes-Oxley Act.

PG&E Corporation and its subsidiaries traditionally have obtained these types of services from its independent registered public accounting firm.
Audit Committee Pre-Approval Policy for Services Provided by the Independent Registered Public Accounting Firm
At the beginning of each year, the PG&E Corporation and Pacific Gas and Electric Company Audit Committees approve the selection of the independent registered public accounting firm for that fiscal year, and approve obtaining from the accounting firm a detailed list of (1) audit services, (2) audit-related services, and (3) tax services, all up to specified fee amounts.

(1)	“Audit services” generally include audit and review of annual and quarterly financial statements and services that only the independent registered public accounting firm reasonably can provide (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the Securities and Exchange Commission).

(2)	“Audit-related services” generally include assurance and related services that traditionally are performed by the independent registered public accounting firm (e.g., employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, agreed-upon procedure reports related to contractual obligations, and attest services that are not required by statute or regulation).

(3)	“Tax services” generally include compliance, tax strategy, tax appeals, and specialized tax issues, all of which also must be permitted under the Sarbanes-Oxley Act.
In determining whether to pre-approve any services from the independent registered public accounting firm, the Audit Committees assess, among other things, the impact of that service on the accounting firm’s independence.
Additional Services. After the initial annual pre-approval, the Audit Committees must pre-approve any proposed engagement of the independent registered public accounting firm for any audit, audit-related, and tax services that are not included on the list of pre-approved services, and must pre-approve any listed pre-approved services that would cause PG&E Corporation or Pacific Gas and Electric Company to exceed the authorized fee amounts. Other services may be obtained from the independent registered public accounting firm only following review and approval from the applicable company’s management and review and pre-approval by the applicable Audit Committee.
Delegation of Pre-Approval Authority. Each Audit Committee has delegated to the Committee Chair, or to any other independent Committee member if the Chair is not available, the authority to pre-approve audit and non-audit services provided by the company’s independent registered public accounting firm. Any pre-approvals granted under this authority must be presented to the full Audit Committee at the next regularly scheduled Committee meeting.
Monitoring Pre-Approved Services. At each regular meeting of the Audit Committees, management provides a report on the nature of specific audit and non-audit services being performed by Deloitte & Touche LLP for the company and its subsidiaries, the year-to-date fees paid for those services, and a comparison of year-to-date fees to the pre-approved amounts.
Pre-Approval of Services During 2006 and 2005. During 2006 and 2005, all services provided by Deloitte & Touche LLP to PG&E Corporation, Pacific Gas and Electric Company, and their consolidated affiliates were approved under the applicable pre-approval procedures.

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Item Nos. 3 and 4:
PG&E Corporation Shareholder Proposals
To Be Voted on by PG&E Corporation Shareholders Only
The following shareholder proposals and related supporting statements represent the views of the shareholders who submitted them, and not the views of PG&E Corporation. PG&E Corporation is not responsible for, and does not endorse, the content of any shareholder proposal or supporting statement. These shareholder proposals and supporting statements are included in this proxy statement pursuant to rules established by the Securities and Exchange Commission.
Item No. 3: Shareholder Proposal
Mr. Ray T. Chevedden, 5965 S. Citrus Avenue, Los Angeles, California 90043, beneficial owner of 3,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“3 – Performance Based Stock Options

Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a)	Indexed stock options, the exercise price of which is linked to an industry index;

(b)	Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c)	Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts that are consistent with this proposal.

As a long-term shareholder, I support compensation policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value. I believe that a greater reliance on performance-based equity grants is particularly warranted at PG&E.

Many leading investors criticize standard options as inappropriately rewarding mediocre performance. Warren Buffett has characterized standard stock options as “really a royalty on the passage of time” and has spoken in favor of indexed options.

In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.

Performance Based Stock Options
Yes on 3”
The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.
We believe PG&E Corporation’s equity compensation policies already meet the goals of this proposal.
PG&E Corporation’s executive officer compensation is comprised of base salary, short-term incentives, and long-term incentives (consisting of restricted stock and performance shares). We believe that performance-based compensation is important. Thus, a significant portion of both the short-term and long-term incentive compensation paid to our executive officers is performance-based. Like indexed stock options, our performance-based long-term incentive awards align employees’ and shareholders’ interests in achieving superior stock-based performance relative to performance of peer companies in PG&E Corporation’s comparator group. Target awards are paid only if PG&E Corporation’s total shareholder return is in the top quartile, as compared to peer companies. Additional details regarding the Corporation’s executive officer compensation practices and policies can be found in the “Compensation Discussion and Analysis” section on pages 37 to 44 of this proxy statement.
PG&E Corporation believes that its current compensation philosophy and program, including the allocation of compensation between different types of equity-based compensation, meet the proponent’s goal of aligning executive compensation incentives with the Corporation’s long-term performance for shareholders, while still meeting the Corporation’s specific business, management, and organizational needs.
For this reason, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.
Item No. 4: Shareholder Proposal
Mr. Simon Levine, 960 Shorepoint Ct., No. 306, Alameda, California 94501, holder of 3,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“4 – Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Mr. Simon Levine, 960 Shorepoint Ct., No. 306, Alameda, CA 94501 sponsors this proposal.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005 and 55% at GM in 2006. The GM 55% vote was up from 49% in 2005. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Cumulative voting allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Cumulative Voting could increase the possibility of electing at least one director with a specialized expertise and advocacy needed at our company to improve our corporate governance. For instance to convince other directors that we need an independent board chairman, especially since we do not even have an independent lead director. Also to guard against a repeat of our dividend suspension for years while our former Chairman, Mr. Glynn was paid buckets of money like $14 million in one year.

And furthermore to repeat a reoccurrence of a fiasco like this: Court Rejects PG&E Appeal of State Case Bloomberg News, October 3, 2006

PG&E Corp. lost a U.S. Supreme Court appeal aimed at thwarting California’s effort to recoup $5 billion transferred by the company’s Pacific Gas & Electric utility unit before its 2001 bankruptcy filing. The justices, without comment, refused to consider PG&E’s arguments.

Pacific Gas & Electric, California’s largest utility, filed for bankruptcy protection in April 2001 after accruing $9 billion in losses by buying power for more than it could charge customers.

Cumulative voting allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Cumulative Voting
Yes on 4”
The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.
PG&E Corporation believes that cumulative voting would erode shareholders’ ability to elect directors who represent the interests of the shareholders as a whole. Instead, adoption of cumulative voting for directors could unduly aggrandize the views of a minority of shareholders.
Under cumulative voting, the total number of votes that each shareholder may cast in an election for directors is determined by multiplying the number of directors to be elected by the number of votes to which the shareholder’s shares are entitled. Each shareholder may “cumulate” his or her votes by giving them all to one candidate, or may distribute his or her votes among as many candidates as the shareholder sees fit. For example, if 10 directors were to be elected, application of the cumulative voting formula indicates that a shareholder or group of shareholders holding approximately 9 percent of the shares voting at the meeting would be capable of electing a director. This is true even if the holders of the remaining 91 percent of the voting shares are opposed to the election of that candidate and cast their votes to elect 10 other directors.

Cumulative voting would give a disproportionate and unfair weight to the votes cast by a minority shareholder or shareholders. Not adopting cumulative voting ensures that all directors are elected in a manner that preserves equal rights for all shares.
The proponent’s comments regarding corporate governance fail to mention that PG&E Corporation’s corporate governance practices are highly regarded. As of February 1, 2007, PG&E Corporation’s Corporate Governance Quotient (CGQ) is better than 98.1 percent of companies in the S&P 500 index and 99.2 percent of the utility companies, as rated by Institutional Shareholder Services (ISS), an independent corporate governance firm. The CGQ rating is a commonly referenced measure of corporate governance practices, and is included in company profiles on Yahoo! Finance. Also, contrary to the proponent’s statement, the Corporation has had a designated independent lead director since 2003.
PG&E Corporation believes that its existing corporate governance structure and policies, including its position on cumulative voting, protect the interests of all shareholders equally.
For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

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Compensation Discussion and Analysis
The following section provides information about compensation objectives, policies, and decisions applicable to the executive officers of PG&E Corporation and Pacific Gas and Electric Company who are named in the Summary Compensation Table (on pages 46 and 47 of this Joint Proxy Statement). This section also discusses the compensation that was awarded to, earned by, or paid during 2006 to these executive officers, as detailed in the tables and the narrative disclosure that follow this section.
The Nominating, Compensation, and Governance Committee of the PG&E Corporation Board of Directors (Committee) is responsible for overseeing and establishing officer compensation policies for PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company. The Committee also administers the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP) under which equity-based awards are made, and oversees other employee benefit plans. The Board of Directors of PG&E Corporation or Pacific Gas and Electric Company (as the case may be) is responsible for approving compensation for the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company based on the Committee’s recommendations.
The Committee retains an independent consulting firm, Hewitt Associates (Hewitt), to help evaluate PG&E Corporation’s compensation policies, to provide information about industry compensation practices and competitive compensation levels at companies within a comparator group,1 and to recommend compensation alternatives that are consistent with PG&E Corporation’s compensation policies.
How Does the Committee Define the Compensation Program and Philosophy?
In establishing levels of executive compensation, each year the Committee reviews the appropriateness of the comparator groups used to assess the competitiveness of PG&E Corporation’s compensation programs (Pay Comparator Group) and PG&E Corporation’s corporate performance (Performance Comparator Group), and approves the objectives, general framework, and elements of officer compensation for the following year. After the Committee approves the comparator groups, Hewitt undertakes a comparative study of the compensation practices at the Pay Comparator Group.
Market practices among general industry companies with annual revenues ranging from $8 billion to $20 billion also are reviewed for selected officer positions whose job scope and skill set are easily transferable to other industries.
After reviewing the comparative data as well as management’s recommendations (and Hewitt’s recommendations with respect to Chief Executive Officer compensation only), the Committee (and with respect to the Chief Executive Officers of PG&E Corporation and Pacific Gas Electric Company, the independent members of the applicable Board of Directors based on the Committee’s recommendation) approves the amounts of total target compensation for executive officers. In addition, the Committee uses comparative data throughout the year to set the total target compensation of new executive officers, whether they are promoted internally or new hires.

[1]	The primary comparator group used for purposes of setting 2006 officer compensation consists of all companies listed in the Dow Jones Utility Index and the Standard & Poor’s Electrics Index, and all California investor-owned utilities (the “Pay Comparator Group”): AES Corporation, Allegheny Energy, Inc., Ameren Corporation, American Electric Power Company, Inc., CenterPoint Energy, Inc., Cinergy Corp., Consolidated Edison, Inc., DTE Energy Company, Dominion Resources, Inc., Duke Energy Group, Edison International, Entergy Corporation, Exelon Corporation, First Energy Corp., FPL Group, Inc., NiSource Inc., PPL Corporation, Pinnacle West Capital Corporation, Progress Energy, Inc., Public Service Enterprise Group, Sempra Energy, Southern Company, TECO Energy, Inc., TXU Corp., Williams Companies, and Xcel Energy Inc. This group of companies is broad enough to provide statistical validity and data availability, represents the segment of the market where PG&E Corporation and Pacific Gas and Electric Company recruit officers with industry-specific experience, and is determined on an objective and transparent basis. For purposes of corporate performance comparisons (including the relative total shareholder return measured for the 2006-2008 performance share award cycle), the Committee uses a subgroup of 12 companies that have similar characteristics and business models as PG&E Corporation (the “Performance Comparator Group”): Ameren Corporation, American Electric Power, CenterPoint Energy, Inc., Consolidated Edison, Entergy Corporation, FPL Group, NiSource Inc., Pinnacle West Capital, Progress Energy, Inc., Southern Company, TECO Energy, and Xcel Energy. This group of companies is a subset of the Pay Comparator Group and, like PG&E Corporation, is focused on core regulated-utility activities with either a distribution or an integrated-utility focus.

In determining specific compensation amounts for individual officers, the Committee (or the independent members of the applicable Board of Directors, in the case of the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company) considers such factors as (1) the officer’s experience, (2) individual performance, (3) the officer’s role in achieving corporate objectives established at the beginning of the year, (4) the officer’s compensation compared to individuals in similar positions in the Pay Comparator Group as well as compared to other officers internally, and (5) when appropriate, other relevant factors.
The Committee seeks to design competitive, performance-based compensation programs that meet the Committee’s stated objectives and protect shareholders’ interests. Although the Committee considers the potential impact on PG&E Corporation’s compensation programs of the tax deductibility limitations imposed by Section 162(m) of the U.S. Internal Revenue Code, the Committee does not limit compensation to those levels or types of compensation that will be deductible.
What Were the Committee’s 2006 Compensation Program Objectives?
The Committee established compensation programs for 2006 to meet three objectives:

•	To emphasize long-term incentives to further align shareholders’ and officers’ interests, and focus employees on enhancing total return for shareholders.

•	To attract, retain, and motivate employees with the necessary mix of skills and experience for the development and successful operation of PG&E Corporation’s businesses.

•	To manage the delivery of compensation in a cost-efficient and transparent manner.
In addition, the Committee defined specific objectives for officer compensation as follows:

•	A significant component of every officer’s compensation should be tied directly to PG&E Corporation’s performance for shareholders.

•	Target cash compensation (base salary and target short-term incentive) should be equal to the average target cash compensation for comparable officers in the Pay Comparator Group.

•	The Committee’s objective is to provide long-term compensation in line with PG&E Corporation’s performance for shareholders. Performance is defined as total shareholder return (TSR). The terms of performance-based long-term incentive awards are designed to track PG&E Corporation’s TSR relative to companies in the Performance Comparator Group. For example, if PG&E Corporation performs only at the 50th percentile of the Performance Comparator Group, the total long-term incentive value realized by grant recipients would be approximately equal to long-term compensation at the 50th percentile of the Pay Comparator Group.
2006 Officer Compensation Program
In the fall of 2005, Hewitt conducted a detailed position-by-position benchmark job review of the companies in the Pay Comparator Group as well as a group of general industry companies, and a review of salary-related budget projections for 2006. Management’s recommendations for 2006 compensation were based on the comparative data gathered by Hewitt. All of management’s recommendations were reviewed with Hewitt. Based on Hewitt’s comparative data analysis and management’s recommendation, in October and December 2005, the Committee approved the elements of the 2006 officer compensation program discussed below.
Total target compensation includes (1) base salary, (2) the target amount of the annual cash incentive that could be received under the PG&E Corporation Short-Term Incentive Plan (STIP) based on a percentage of base salary, i.e., short-term incentives, and (3) the target value of LTIP awards, i.e., long-term incentives. The actual value of incentive awards is variable and reflects performance during the relevant measurement period.
Base Salary. Base salary is the fixed cash amount paid to an officer each year. The Committee aims to set base salary at levels that are equal to the average base salary for comparable officers in the Pay Comparator Group. For 2006, the Committee approved a base salary increase budget of 3.5 percent for base salary adjustments, mid-year discretionary salary increases, and lump-sum payments. The comparative data showed that the companies in the Pay Comparator Group expected to provide officers a 3.4 percent average salary increase in 2006, and that those companies’ actual average salary increase in 2005 was 3.6 percent. The overall market position of executive officers at PG&E Corporation and Pacific Gas and Electric Company, including the named executive officers, is comparable to the comparator group average. The Committee believes this position is appropriate.
Consistent with the Committee’s objective of tying a significant component of every executive officer’s compensation directly to PG&E Corporation’s performance for shareholders through short-term and long-term incentives, base salary comprises only 18 percent to 37 percent of executive officer compensation, depending on officer level.
The Committee also believes that this proportion of base salary to short-term and long-term incentives provides the right mix to attract, retain, and motivate officers with the necessary mix of skills and experience for the development and successful operation of PG&E Corporation’s businesses. It also provides a direct connection between compensation and performance as described below.
In December 2005, the Committee (and with regard to Peter A. Darbee and Thomas B. King, the independent members of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company, respectively) approved 2006 base salaries for the executive officers named in the Summary Compensation Table on pages 46 and 47.
Short-Term Incentive. Target STIP awards are short-term cash incentive opportunities that are realized only to the extent that the performance measures stated in the annual STIP are achieved. The Committee aims to have target STIP awards that are equal to the average short-term incentive awards for comparable officers in the Pay Comparator Group. For 2006, the Committee approved target STIP awards that range from 50 percent of base salary for lower-level executive officers to 100 percent of base salary for the Chief Executive Officer of PG&E Corporation, with a maximum payout of two times the target STIP award (depending on the extent to which certain pre-established performance goals are met, as determined by the Committee). This range of target STIP awards is consistent with the Pay Comparator Group’s practice, and reflects no change from 2005.
For 2006, the Chief Executive Officer of PG&E Corporation had the discretion to recommend to the Committee an additional performance rating for an individual officer, to recognize that officer’s efforts to manage his or her organization’s financial budget. This additional performance rating could modify (up or down) an individual officer’s final STIP award by no more than 15 percent. The Committee continues to retain full discretion as to the determination of final officer STIP awards.
Under the 2006 STIP structure approved by the Committee in December 2005, 70 percent of the officer STIP awards is based on whether the corporate financial performance objective, as measured by corporate earnings from operations, is achieved. The corporate financial performance measure is based on PG&E Corporation’s budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community. Unbudgeted items impacting results, such as changes in accounting methods, workforce restructuring, and one-time occurrences, are excluded. The remaining 30 percent of the 2006 officer STIP awards is based on the extent to which key strategic and operational objectives (aimed at the achievement of operational excellence and improved customer service, as measured by 11 equally weighted financial, operating, and service measures) are met. These weightings balance direct (through earnings) and indirect (through key strategic and operation-specific objectives) returns to shareholders. The measures are disclosed in PG&E Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.
This performance incentive structure reinforces the Committee’s objectives of aligning officer compensation with the successful management of assets and resources to generate stable and growing financial results for the benefit of shareholders as well as to deliver safe, reliable, and exceptional service to utility customers.
In December 2005, the Committee (and with regard to Peter A. Darbee and Thomas B. King, the independent members of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company, respectively) approved 2006 target STIP award values (based on a percentage of base salary) for the executive officers named in the Summary Compensation Table on pages 46 and 47.
The Committee establishes a threshold or minimum performance requirement for each STIP performance objective in addition to target and maximum performance levels. The Committee then determines individual award levels at the end of the year based on actual performance. The actual STIP awards reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” on page 46 were based on financial objectives (70 percent weighting) as measured by earnings from operations, and eleven equally-weighted operating and service measures (30 percent weighting). This approach balanced direct (through earnings) and indirect (through operation-specific objectives) returns to shareholders. The financial result was a score of 1.651 based on earnings from operations of $921 million compared to a budget of $875 million. The operating/service result was a score of 1.226 based on aggregate performance against the eleven measures. Those results translate to actual STIP awards equal to 76 percent of the maximum award opportunity.

Long-Term Incentives. The LTIP permits the award of various types of stock-based incentives to officers and other key employees. The PG&E Corporation Board of Directors has delegated the administration of the LTIP to the Committee, including the power to determine the types of awards to be granted, the amounts, terms, and conditions of LTIP awards, and the individuals to whom LTIP awards are granted. Grants to the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company also are approved by the independent members of the applicable Board of Directors. The PG&E Corporation Board of Directors has delegated to the Chief Executive Officer of PG&E Corporation the authority to approve LTIP awards, within guidelines approved by the Committee, to lower-level officers and to non-officer employees. The Committee approves guidelines that include the LTIP award value ranges for different categories of employees, as well as the terms and conditions of all LTIP awards to be made in the following year. The guidelines also specify that the grant date for all annual LTIP awards will be the first business day of January of the following year. Actual awards are generally made within the range of target LTIP values previously approved by the Committee.
The grant of any LTIP awards for new executive officers occurs on the officer’s prospective start date or the date on which the Committee has approved the individual awards, whichever is later. The amount of LTIP awards for new executive officers is determined by reference to the range of LTIP values specified in the guidelines approved by the Committee, as well as any unique factors taken into account in the recruiting process in order to induce the officer to join PG&E Corporation or Pacific Gas and Electric Company.
Consistent with its stated compensation philosophy, the Committee establishes LTIP award value guidelines that generally reach the 75th percentile of the Pay Comparator Group for delivering 75th percentile performance, as measured by the TSR of the companies in the Performance Comparator Group. For 2006, the Committee approved target LTIP values ranging from $400,000 for lower-level executive officers to $4,500,000 for the Chief Executive Officer of PG&E Corporation.
In December 2005, the Committee (and with regard to Peter A. Darbee and Thomas B. King, the independent members of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company, respectively) approved the recommended 2006 target LTIP award values for the executive officers named in the Summary Compensation Table on pages 46 and 47.
At its October 2005 meeting, the Committee determined that the 2006 LTIP target award values for all award recipients, including executive officers, would be equally allocated between restricted stock and performance shares. This allocation balances the interests of shareholders for increased value with the interests of officers for long-term compensation as expressed by stock price appreciation and TSR. The restricted stock provides a tangible retention incentive aligned with shareholders’ interests (i.e., increasing the stock price and avoiding decreasing stock price). The performance shares reward recipients for achieving superior returns to shareholders, as measured by TSR relative to the Performance Comparator Group. Based on an analysis of competitive market trends and the impact of new accounting rules for expensing stock-based awards, the Committee determined to discontinue granting stock options as part of the annual LTIP award value.
Restricted stock. The number of shares of restricted stock granted in 2006 was determined by dividing one-half of the LTIP award value by the average daily closing price of a share of PG&E Corporation common stock for the month of November 2005 (or the closing price on the date of grant for a newly hired officer), as reported on the New York Stock Exchange. Actual restricted stock grants for 2006 are included in the Grants of Plan-Based Awards in 2006 table on page 48. Shares of restricted stock granted in 2006 will vest in 20 percent increments over three years, with an acceleration of the remaining 40 percent on the third anniversary of the date of grant if PG&E Corporation’s TSR for the prior three-year period is in the top quartile relative to the Performance Comparator Group. If PG&E Corporation’s TSR for that period is not in the top quartile, the restrictions will continue, and the remaining 40 percent of the restricted stock will vest on the fifth anniversary of the date of grant. This acceleration feature adds a performance component to the restricted stock grant that further aligns the motivation of award recipients with those of shareholders by emphasizing increasing returns to shareholders.
The terms of these restricted stock grants align officers’ interests with those of shareholders (i.e., increasing the stock price and dividends), in addition to rewarding officers for top quartile performance. Restricted stock also provides a tangible retention incentive to officers because it vests over a three- or five-year period depending on PG&E Corporation’s TSR.
Performance shares. The number of performance shares granted in 2006 was determined by dividing one-half of the target LTIP award value by the average daily closing price of a share of PG&E Corporation common stock for the month of November 2005 (or the closing price on the date of grant for a newly hired officer), as reported on the New York Stock Exchange. Actual performance shares awards for 2006 are included in the Grants of Plan-Based Awards in 2006 table on page 48.
The Committee determined that performance shares granted in 2006 will vest, if at all, at the end of a three-year period, depending on PG&E Corporation’s TSR relative to the Performance Comparator Group for the period. The payment for performance shares will be in cash and will be calculated by multiplying (1) the number of vested performance shares, (2) the average closing price of PG&E Corporation common stock over the last 30 calendar days of the year preceding the vesting date, and (3) a payout factor based on corporate performance.
There will be no payout for TSR performance below the 25th percentile of the Performance Comparator Group; there will be a 25 percent payout if TSR is at the 25th percentile; there will be a 100 percent payout if TSR is at the 75th percentile; and there will be a 200 percent payout if PG&E Corporation’s TSR ranks first in the Performance Comparator Group. If PG&E Corporation’s TSR is between the 25th percentile and the 75th percentile, or above the 75th percentile, award payouts will be determined by straight-line interpolation, adjusted to round numbers (i.e., the nearest multiple of five).
The performance shares are tied directly to PG&E Corporation’s performance for shareholders and align officers’ interests with those of shareholders.
Other Compensation
Perquisites. The Committee (and with regard to Peter A. Darbee and Thomas B. King, the independent members of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company, respectively) also approved the 2006 perquisite amount for each executive officer, ranging from $20,000 to $35,000, depending on officer level. In addition, executive officers receive a partial subsidy for financial planning services from a third-party financial advisory firm and the other perquisites described in the Summary Compensation Table on pages 46 and 47.
Executive Stock Ownership Program. PG&E Corporation has adopted an executive stock ownership program to encourage senior officers to achieve and maintain a minimum investment in PG&E Corporation common stock at levels set by the Committee. The program provides incentives for senior officers to focus on improving long-term shareholder value. Executive stock ownership guidelines have been adopted by most of the companies in the Pay Comparator Group, and are increasingly viewed as an important element of a company’s governance policies.
PG&E Corporation’s executive stock ownership targets are based on a multiple of base salary and are designed to be met within five years. The stock ownership target for the Chief Executive Officer of PG&E Corporation is three times base salary. The target ownership level for the Chief Executive Officer of Pacific Gas and Electric Company, the President and Chief Operating Officer of Pacific Gas and Electric Company, and certain other senior officers is two times base salary. The target ownership level for other senior officers is one-and-one-half times base salary.
The program features annual milestones equal to 20 percent of the target. Incentives called Special Incentive Stock Ownership Premiums (SISOPs) are provided to encourage participants to use their own monies to meet their targets as soon as possible. The incentives are granted only during the first three years of the officer’s eligibility, and are awarded only for stock that is “beneficially owned” by the officer.2
When participants meet a milestone, they receive an incentive equal to 20 percent of that milestone. When participants exceed a milestone, the incentive equals 30 percent. The incentive takes the form of additional common stock which is automatically deferred to the 2005 PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a deferred compensation plan, upon grant and is converted to units in the PG&E Corporation Phantom Stock Fund under the SRSP. The units vest in full on the third anniversary of the date of grant, and are subject to forfeiture if the participant fails to maintain the applicable stock ownership target. Upon retirement or termination, the vested units are distributed in the form of an equivalent number of shares of PG&E Corporation common stock. The vesting of SISOPs can be accelerated under certain circumstances, as specified in the discussion regarding “Potential Payments Upon Resignation, Retirement, Termination, Change in Control, Death, or Disability” on pages 56 to 61 of this proxy statement.
Actual SISOPs for 2006 are included in the Grants of Plan-Based Awards in 2006 table on page 48. If an officer fails to meet or maintain the applicable stock ownership target, cash-based awards that the officer would otherwise be entitled to receive (such as a STIP payment) are

[2]	“Beneficially owned” stock includes actual shares of stock held in the name of the officer (or his/her immediate family members) and stock held in a 401(k) or deferred compensation plan. It does not include stock options or restricted stock.

converted into phantom stock units and credited to the officer’s account under the SRSP until the stock ownership target is met.
All officers who are currently subject to stock ownership targets under the Executive Stock Ownership Program have met or exceeded their targets.
Retention Awards
In July 2006, the independent members of the Board of Directors of Pacific Gas and Electric Company approved an arrangement for Thomas B. King, Chief Executive Officer of Pacific Gas and Electric Company, that provides a retention mechanism. This mechanism will entitle Mr. King to an unreduced pension benefit if he remains employed by PG&E Corporation or its subsidiaries until age 55. Under the defined benefit pension plan, employees who are at least 55 years old with a minimum of five years of consecutive service may retire before age 65 with a reduced pension benefit. The applicable early retirement reduction factors depend on the age of the retiring employee and years of service. Under the arrangement approved by the Pacific Gas and Electric Company Board of Directors, Mr. King’s pension benefit will not be reduced by the reduction factor that would otherwise apply if he retires before age 65. Assuming that Mr. King’s salary will increase 4 percent annually and that he will retire at age 55, the net present value of the elimination of the early retirement reduction factors is $1.5 million. Any enhanced pension benefit that may become payable to Mr. King would be paid from the PG&E Corporation Supplemental Executive Retirement Plan (described below under “Retirement Benefits”).
As part of this arrangement, the independent members of the Pacific Gas and Electric Company Board of Directors also awarded Mr. King 25,233.41 restricted phantom stock units with an aggregate value of $1 million, based on the closing stock price of PG&E Corporation common stock on July 12, 2006 (the date of grant) of $39.63, as reported on the New York Stock Exchange. The restricted phantom stock units will vest five years after the date of grant, provided that Mr. King is still an employee of PG&E Corporation or its subsidiaries at that time. These restricted stock units are included in the Grants of Plan-Based Awards in 2006 table on page 48.
Mr. King’s right to receive the unreduced pension benefit and the vesting of the restricted phantom stock units are subject to either partial or full acceleration under certain circumstances associated with his death, disability, or termination of employment. Mr. King’s right to the unreduced pension benefit and the vesting of the restricted phantom stock units also would accelerate in full upon a Change in Control of PG&E Corporation (as defined in the LTIP) if these modifications to Mr. King’s compensation arrangements are not assumed by the Acquiror (as defined in the LTIP).
On January 3, 2007, Mr. Darbee, Chief Executive Officer of PG&E Corporation, received a grant of 21,155 shares of restricted stock, with a grant date value of approximately $1 million. The grant was approved by the independent members of the PG&E Corporation Board of Directors and serves as a retention mechanism for Mr. Darbee. The restrictions on the restricted shares will lapse five years after the date of grant, provided that Mr. Darbee is still employed by PG&E Corporation or any of its affiliates. Vesting of the restricted shares is subject to either partial or full acceleration under certain circumstances associated with Mr. Darbee’s death, disability, or termination of employment. The vesting of the restricted shares would accelerate in full upon a Change in Control of PG&E Corporation (as defined in the LTIP) if this modification to Mr. Darbee’s compensation arrangements is not assumed by the Acquiror (as defined in the LTIP). If Mr. Darbee retires from PG&E Corporation and its affiliates before the five-year vesting period lapses, a portion of these restricted shares will vest, in a ratio of the number of months worked after the grant date divided by 60 months (i.e., the normal vesting period).
Retirement Benefits
Pacific Gas and Electric Company provides retirement benefits under a tax-qualified defined benefit plan to a number of PG&E Corporation and Pacific Gas and Electric Company executive officers named in the Summary Compensation Table on page 46, as well as to all other eligible employees. In addition, PG&E Corporation has adopted a Supplemental Executive Retirement Plan (SERP), a non-tax-qualified defined benefit pension plan that provides officers and key employees of PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company, with a pension benefit based on a combination of base salary and payments under the STIP. PG&E Corporation also has established a grantor trust to set aside funds to pay for a portion of the non-qualified benefits payable to officers. Assets held in the trust are subject to claims of creditors and, upon the commencement of a bankruptcy case, become part of the debtor’s estate subject to the jurisdiction of the bankruptcy court.
In addition, PG&E Corporation provides a matching contribution to officers who participate in the PG&E Corporation Retirement Savings Plan (RSP), a qualified

401(k) plan. For all executives and most employees, PG&E Corporation provides a maximum matching contribution of 75 cents for each dollar contributed up to 6 percent of base salary. To the extent that matching contributions cannot be made to an officer’s RSP account because the Internal Revenue Code limits would be exceeded, PG&E Corporation contributes the excess amount to the PG&E Corporation Supplemental Retirement Savings Plan (SRSP).
The majority of companies in the Pay Comparator Group provide tax-qualified defined benefit plans, other tax-qualified defined contribution plans (i.e., 401(k) plans), and non-tax-qualified retirement plans.
In 2003, Mr. Darbee and Mr. King were credited with an additional five years of service under the SERP. Mr. Darbee and Mr. King each also are eligible to earn an additional five years of credited service under the SERP, provided that they are employed by PG&E Corporation or a subsidiary on July 1, 2008. Mr. King also may qualify for an unreduced pension benefit at age 55, pursuant to a July 2006 arrangement that is more fully described above in the discussion regarding “Retention Awards.”
The value of pension benefits accumulated as of December 31, 2006 for the executive officers named in the Summary Compensation Table is reported in the table entitled “Pension Benefits” on pages 53 and 54.
Compensation Related to Termination of Employment or Termination of Employment Following a Change in Control or Potential Change in Control of PG&E Corporation
In February 2006, the PG&E Corporation Board of Directors amended the Corporation’s plans and policies to ensure that any compensation related to a change in control is contingent on a “double trigger,” and is paid only if certain events occur in addition to the change in control. These changes are discussed below.
The PG&E Corporation Board of Directors has adopted an Officer Severance Policy to provide certain officers with severance benefits if their employment is terminated without cause. The severance benefits are described on pages 57 to 61 under the sections entitled “Potential Payments Upon Termination Without Cause” and “Potential Payments Following a Change in Control and Other Triggering Events.” The purpose of the severance policy is to (1) attract and retain senior management by defining the terms and conditions for severance benefits, (2) provide severance benefits that are part of a competitive total compensation package, (3) provide consistent treatment for all terminated officers, and (4) minimize potential litigation costs associated with officers’ termination of employment.
On November 13, 2006, PG&E Corporation announced the departure of Bruce R. Worthington, who had served as Senior Vice President and General Counsel of PG&E Corporation from 1997 to November 10, 2006. Mr. Worthington will receive severance benefits in accordance with the PG&E Corporation Officer Severance Policy, contingent upon his execution of a severance agreement as called for under the Officer Severance Policy.
If a covered officer is actually or constructively terminated following a “change in control” or “potential change in control” of PG&E Corporation, the severance policy provides covered officers with certain benefits. The benefits payable under these circumstances are described below under the section entitled “Potential Payments Following a Change in Control and Other Triggering Events.” The PG&E Corporation Board of Directors has determined that the Officer Severance Policy’s provision of such benefits in these circumstances is an integral part of PG&E Corporation’s officer compensation program. In a hostile takeover or change in control situation, it is important for management to remain focused on maximizing shareholder value and protecting shareholders’ interests, and not be distracted by concerns about the security of their jobs.
In addition, upon the occurrence of a change in control of PG&E Corporation, all outstanding stock-based awards granted before December 31, 2006 will accelerate, regardless of whether an officer has been terminated. For grants made in 2007 and after, acceleration will occur only if either (1) the successor company fails to continue previously granted awards in a manner that preserves the value of those awards, or (2) the award recipient is terminated during a specified period of time before or after the change in control. The PG&E Corporation Board of Directors made this change to more closely align PG&E Corporation’s policies with market trends and to better balance the interests of award recipients and shareholders, maintaining security for award recipients in a time of uncertainty and maintaining an incentive to stay with PG&E Corporation even following a transaction.
In February 2006, the PG&E Corporation Board of Directors adopted a policy, the Golden Parachute Restriction Policy (described below in the section entitled “Potential Payments Following a Change in Control and Other Triggering Events”), that requires shareholder approval of executive severance payments provided in connection with a change in control of PG&E Corporation, to the extent that those payments exceed 2.99 times the sum of a covered officer’s base salary and target annual bonus. This policy responds to a shareholder proposal that was approved by shareholders at PG&E Corporation’s 2005 annual meeting.
In addition, in February 2006, the PG&E Corporation Board of Directors amended the definition of “change in control” to narrow the circumstances under which a change in control would be deemed to have occurred. Before these amendments were made, the definition of “change in control” included shareholder approval of certain consolidation or merger transactions. The amendments provide that a “change in control” occurs upon the consummation of a transaction following shareholder approval, rather than upon shareholder approval alone. The Board of Directors made this change to more closely align PG&E Corporation’s policies with those of the companies in the Pay Comparator Group. In addition, the amendment addresses an issue raised in a shareholder proposal that was approved by shareholders at PG&E Corporation’s 2005 annual meeting.
Conclusion
The amount of executive compensation provided by PG&E Corporation and Pacific Gas and Electric Company reflects the Committee’s compensation objectives and policies to (1) provide long-term incentives to align shareholders’ and officers’ interests and enhance total return for shareholders, (2) attract, retain, and motivate employees with the necessary mix of skills and experience for the development and successful operation of PG&E Corporation’s businesses, and (3) compensate officers in a cost-efficient and transparent manner.

________________________________________________________________________________
Compensation Committee Report
The Nominating, Compensation, and Governance Committee of PG&E Corporation is comprised of independent directors and operates under a written charter adopted by the PG&E Corporation Board of Directors. The Nominating, Compensation, and Governance Committee is responsible for overseeing and establishing officer compensation policies for PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company.
The Nominating, Compensation, and Governance Committee has reviewed and discussed the section of this Joint Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on its review and discussion with management, the Nominating, Compensation, and Governance Committee has recommended to the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company that the “Compensation Discussion and Analysis” section be included in this Joint Proxy Statement.
March 13, 2007
C. Lee Cox, Chair
David A. Coulter
Barbara L. Rambo
Barry Lawson Williams

________________________________________________________________________________
Executive Officer Compensation Information
Summary Compensation Table — 2006
This table summarizes the principal components of compensation paid or granted during 2006, or the compensation cost of equity-based grants for 2006, to the Chief Executive Officers and the Chief Financial Officer of PG&E Corporation and Pacific Gas and Electric Company, and certain other officers of those entities, including the next three most highly compensated executive officers during the past year.

						Change in
						Pension
					Non-	Value and
					Equity	Nonqualified
					Incentive	Deferred	All
			Stock	Option	Plan	Compensation	Other
Name and		Salary	Awards	Award(s)	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Peter A. Darbee(7)	2006	$975,000	$3,666,389	$604,092	$1,485,900	$1,028,440	$230,237	$7,990,058

Christopher P. Johns(8)	2006	$494,000	$931,415	$221,802	$414,071	$157,985	$94,638	$2,313,911

Leslie H. Everett (9)	2006	$290,000	$762,746	$101,552	$220,980	$332,140	$33,050	$1,740,468

Kent M. Harvey(10)	2006	$352,085	$565,087	$182,526	$268,290	$116,713	$44,919	$1,529,620

Bruce R. Worthington(11)	2006	$489,250	$1,793,902	$374,182	$410,090	$518,882	$65,008	$3,651,314

Thomas B. King(12)	2006	$615,000	$1,590,363	$395,251	$702,945	$855,085	$69,465	$4,228,109

Thomas E. Bottorff (13)	2006	$282,500	$557,625	$134,151	$215,265	$204,202	$46,106	$1,439,849

(1)	Includes 2006 base salary deferred at the election of the officer (Mr. Johns $163,020, Ms. Everett $81,200, and Mr. Worthington $244,625).

(2)	Represents the 2006 compensation cost of restricted stock, performance shares, common stock equivalents called Special Incentive Stock Ownership Premiums (SISOPs), and a retention award in the form of restricted phantom stock units, granted in 2006 and prior years, measured in accordance with SFAS No. 123R, without taking into account an estimate of forfeitures related to service-based vesting.

(3)	Represents the 2006 compensation cost of stock options granted in prior years, measured in accordance with SFAS No. 123R without taking into account an estimate of forfeitures related to service-based vesting. Assumptions used in determining the grant date fair value are set forth in the Stock Options section of Note 14 to the Consolidated Financial Statements in the 2005 and 2006 Annual Reports to Shareholders of PG&E Corporation and Pacific Gas and Electric Company.

(4)	Amounts represent payments received or deferred in 2007 for achievement of corporate or organizational objectives in 2006 under the Short-Term Incentive Plan.

(5)	Amounts consist of (i) the change in pension value during 2006 (Mr. Darbee $1,023,619, Mr. Johns $157,918, Ms. Everett $330,681, Mr. Harvey $116,623, Mr. Worthington $502,001, Mr. King $853,356, and Mr. Bottorff $204,139), and (ii) the above-market earnings on deferred compensation (Mr. Darbee $4,821, Mr. Johns $67, Ms. Everett $1,459, Mr. Harvey $90, Mr. Worthington $16,881, Mr. King $1,729, and Mr. Bottorff $63). The above-market earnings are calculated as the difference between actual earnings from the Utility Bond Fund investment option of the Supplemental Retirement Savings Plan and hypothetical earnings that would have resulted using an interest rate equal to 120% of the applicable federal rate. Earnings for the Utility Bond Fund are based on Moody’s Investors Service’s long-term Aa bond rate for utilities.

(6)	Amounts consist of (i) perquisites and personal benefits, as detailed below (Mr. Darbee $181,494, Mr. Johns $40,405, Ms. Everett $20,000, Mr. Harvey $23,613, Mr. Worthington $39,488, Mr. King $41,790, and Mr. Bottorff $24,943, (ii) tax reimbursement payments (Mr. Darbee $4,868, Mr. Johns $3,504, Mr. Harvey $994, and Mr. Worthington $3,504), (iii) sale of vacation (Mr. Johns $28,499, Mr. Harvey $20,312, and Mr. Bottorff $8,451), and (iv) contributions to defined contribution retirement plans (Mr. Darbee $43,875, Mr. Johns $22,230, Ms. Everett $13,050, Mr. Worthington $22,016, Mr. King $27,675, and Mr. Bottorff $12,712).

(7)	During 2006, Mr. Darbee served as Chairman of the Board, Chief Executive Officer, and President of PG&E Corporation and Chairman of the Board of Pacific Gas and Electric Company.

Summary Compensation Table — 2006
Continued

(8)	During 2006, Mr. Johns served as Senior Vice President, Chief Financial Officer, and Treasurer of PG&E Corporation and Pacific Gas and Electric Company.

(9)	During 2006, Ms. Everett served as Senior Vice President, Communications and Public Affairs of PG&E Corporation.

(10)	During 2006, Mr. Harvey served as Senior Vice President and Chief Risk and Audit Officer of PG&E Corporation.

(11)	Mr. Worthington served as Senior Vice President and General Counsel of PG&E Corporation through November 10, 2006.

(12)	Mr. King served as Senior Vice President of PG&E Corporation and President and Chief Executive Officer of Pacific Gas and Electric Company through August 14, 2006, and as Senior Vice President of PG&E Corporation and Chief Executive Officer of Pacific Gas and Electric Company thereafter.

(13)	During 2006, Mr. Bottorff served as Senior Vice President, Regulatory Relations of Pacific Gas and Electric Company.
The following chart provides additional information regarding perquisites that are included in the Summary Compensation Table.

		Transpor-	Life			Execu-
	Perquisite	tation	Insur-			tive	Financial
	Allowance	Services	ance	Parking	Fitness	Health	Services	Total
P. A. Darbee	$35,000	$127,883	$2,208	$4,750		$4,495	$7,158	$181,494
C. P. Johns	$25,000			$4,750		$4,085	$6,570	$40,405
L. H. Everett	$20,000							$20,000
K. M. Harvey	$20,000			$2,070		$1,543		$23,613
B. R. Worthington	$25,000			$4,750		$2,145	$7,593	$39,488
T. B. King	$25,000		$4,160	$2,100	$1,237	$3,377	$5,916	$41,790
T. E. Bottorff	$20,000		$2,843	$2,100				$24,943
The above perquisites consist of the following:

•	A lump-sum perquisite allowance.

•	Transportation services for Mr. Darbee, consisting of car transportation for Mr. Darbee’s commute and non-business travel. Amounts include the pro-rated salary and burden of the driver and vehicle costs.

•	The cost of life insurance coverage exceeding amounts available to all employees (i.e., $50,000).

•	The cost of parking.

•	The value of reimbursements for health club fees, pursuant to a program available to certain management employees.

•	The cost of executive health services provided to executive officers. Amounts vary between officers, reflecting the decisions of each individual officer regarding the specific types of tests and consultations provided, and the exact value of reimbursed expenses.

•	Fees paid for financial services provided by an independent contractor selected by PG&E Corporation to provide such services.
Please see the Compensation Discussion and Analysis Section on pages 37 to 44 of this Joint Proxy Statement for additional information regarding the elements of compensation discussed above, including salary, short-term incentives, and long term- incentives. Additional information regarding grants of LTIP awards can be found following the table entitled “Grants of Plan-Based Awards in 2006.”

Grants of Plan-Based Awards in 2006
This table provides information regarding incentive awards and other stock-based awards granted during 2006 to individuals named in the Summary Compensation Table. The compensation cost from 2006 of these awards also is reflected in the Summary Compensation Table.

									All Other
									Stock
									Awards

			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Number	Grant Date
			Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Shares	Fair Value of
		Committee							of Stock	Stock and
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	Awards
P. A. Darbee			$0	$975,000	$1,950,000
	1/3/06	12/21/05				0	48,705	97,410		$1,824,976
	1/3/06	12/21/05							48,705	$1,824,976
C. P. Johns			$0	$271,700	$543,400
	1/3/06	12/21/05				0	12,520	25,040		$469,124
	1/3/06	12/21/05							12,520	$469,124
L. H. Everett			$0	$145,000	$290,000
	1/3/06	12/21/05				0	5,565	11,130		$208,521
	1/3/06	12/21/05							5,565	$208,521
	1/3/06	(4)							695	$26,053
K. M Harvey			$0	$176,043	$352,085
	1/3/06	12/21/05				0	5,565	11,130		$208,521
	1/3/06	12/21/05							5,565	$208,521
B. R. Worthington			$0	$269,088	$538,176
	1/3/06	12/21/05				0	11,130	22,260		$417,041
	1/3/06	12/21/05							11,130	$417,041
T. B. King			$0	$461,250	$922,500
	1/3/06	12/21/05				0	20,175	40,350		$755,957
	1/3/06	12/21/05							20,175	$755,957
	7/12/06	7/12/06							25,233	$1,000,000
T. E. Bottorff			$0	$141,250	$282,500
	1/3/06	12/21/05				0	5,910	11,820		$221,448
	1/3/06	12/21/05							5,910	$221,448
	1/3/06	(4)							3,026	$113,400

(1)	Compensation opportunity granted for 2006 under the Short-Term Incentive Plan (STIP). Actual amounts earned are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents performance shares granted under the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP).

(3)	Represents shares of restricted stock granted under the LTIP. In addition, Mr. King received a retention award in the form of a grant of 25,233 restricted phantom stock units. Ms. Everett received 695 common stock equivalents called Special Incentive Stock Ownership Premiums (SISOPs) and Mr. Bottorff received 3,026 SISOPs.

(4)	Award of SISOPs under the Executive Stock Ownership Program. No specific action is required by the PG&E Corporation Nominating, Compensation, and Governance Committee, or by the PG&E Corporation or Pacific Gas and Electric Company Board of Directors.
Information regarding specific grants is provided below.
STIP Awards. Information regarding the terms and basis of STIP awards can be found in the Compensation Discussion and Analysis section on pages 37 to 44 of this Joint Proxy Statement.
Restricted Stock Grants. Shares of restricted stock carry the same dividend rights as shares of PG&E Corporation common stock. Shares of restricted stock granted in 2006 will vest in 20 percent increments over three years, with an acceleration of the remaining 40 percent on the third anniversary of the date of grant if PG&E Corporation’s total shareholder return (TSR) for the prior three-year period is in the top quartile relative to the Performance Comparator Group. If PG&E Corporation’s TSR for that period is not in the top quartile, the restrictions will continue, and the remaining 40 percent of the restricted stock will vest on the fifth anniversary of the date of grant.
Performance Shares. The Committee determined that performance shares granted in 2006 will vest at the end of a three-year period, depending on PG&E Corporation’s TSR relative to the Performance Comparator Group for the period. The payment for performance shares will be in cash and will be calculated by multiplying (1) the number of vested performance shares (2) the average closing price of PG&E Corporation common stock over the last 30 calendar days of the year preceding the vesting date, and (3) a payout factor based on corporate performance.
There will be no payout for TSR performance below the 25th percentile of the Performance Comparator Group; there will be a 25 percent payout if TSR is at the 25th percentile; there will be a 100 percent payout if TSR is at the 75th percentile; and there will be a 200 percent payout if PG&E Corporation’s TSR ranks first in the Performance Comparator Group. If PG&E Corporation’s TSR is between the 25th percentile and the 75th percentile, or above the 75th percentile, award payouts will be determined by straight-line interpolation, adjusted to round numbers (i.e., the nearest multiple of five).
Each time that a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of shares held by the recipient will be accrued on behalf of the recipient. At the end of the vesting period, the amount of accrued dividend equivalents will be increased or decreased by the same percentage used to increase or decrease the number of vested performance shares for the period.
SISOPs — As part of the Executive Stock Ownership Program, eligible officers may receive Special Incentive Stock Ownership Premiums (SISOPs) that are designed to encourage new participants to meet certain stock ownership milestones. Upon grant, SISOPs are automatically deferred to the recipient’s account in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a deferred compensation plan, and are converted to units in the PG&E Corporation Phantom Stock Fund under the SRSP. The units vest in full on the third anniversary of the date of grant, and are subject to forfeiture if the participant fails to maintain the applicable stock ownership target. Upon retirement or termination, the vested units are distributed in the form of an equivalent number of shares of PG&E Corporation common stock. Dividends are converted into additional units of phantom stock.
Retention Award. During 2006, Mr. King was awarded 25,233.41 restricted phantom stock units in the PG&E Corporation Phantom Stock Fund under the SRSP. The restricted phantom stock units will vest five years after the date of grant, provided that Mr. King is still an employee of PG&E Corporation or its subsidiaries at that time. Upon retirement or termination, the vested units will be distributed in cash. Dividends are converted into additional units of phantom stock.
For more information regarding the terms of plan-based awards, please see the discussion in the Compensation Discussion and Analysis section on pages 37 to 44 of this Joint Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End — 2006
This table provides additional information regarding stock options, restricted stock, performance shares, and other equity-based awards that were held as of December 31, 2006 by the individuals named in the Summary Compensation Table, including awards granted prior to 2006. Any awards described below that were granted in 2006 are also reflected in the Grants of Plan-Based Awards in 2006 table.

	Option Awards					Stock Awards

											Equity
									Equity		Incentive Plan
									Incentive Plan		Awards:
									Awards:		Market or
								Market	Number of		Payout Value
						Number of		Value of	Unearned		of Unearned
	Number of	Number of				Shares or		Shares or	Shares, Units		Shares, Units
	Securities	Securities				Units of		Units of	or Other		or Other
	Underlying	Underlying		Option		Stock That		Stock That	Rights That		Rights That
	Unexercised	Unexercised		Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Options (#)	Options (#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)		($)(2)	(#)(3)		($) (2)
P. A. Darbee		25,325	(4)	$14.61	1/3/13	83,625	(5)	$3,957,971	89,766	(6)	$8,387,397
		33,600	(7)	$27.23	1/3/14
		81,525	(8)	$33.02	1/4/15

C. P. Johns	4,500			$21.125	1/3/07	27,561	(9)	$1,304,462	27,278	(10)	$2,539,160
	29,775	9,925	(11)	$14.61	1/3/13
	16,800	16,800	(12)	$27.23	1/3/14
	7,600	22,800	(13)	$33.02	1/4/15

L. H. Everett		4,425	(14)	$14.61	1/3/13	12,534	(15)	$593,234	13,248	(16)	$1,234,982
		5,874	(17)	$27.23	1/3/14
	863	1,724	(18)	$28.40	8/3/14
		13,050	(19)	$33.02	1/4/15

K. M. Harvey		10,175	(20)	$14.61	1/3/13	15,507	(21)	$733,946	16,567	(22)	$1,524,121
		14,274	(23)	$27.23	1/3/14
	4,613	13,837	(24)	$33.02	1/4/15

B. R. Worthington		19,825	(25)	$14.61	1/3/13	31,314	(26)	$1,482,092	34,276	(27)	$3,158,615
		30,250	(28)	$27.23	1/3/14
	9,775	29,325	(29)	$33.02	1/4/15

T. B. King	50,000			$32.00	12/17/08	67,129	(30)	$3,177,216	45,501	(31)	$4,221,173
	100,000			$30.9375	1/5/09
		19,825	(32)	$14.61	1/3/13
	30,250	30,250	(33)	$27.23	1/3/14
	2,326	2,324	(34)	$28.40	8/3/14
	10,863	32,587	(35)	$33.02	1/4/15

T. E. Bottorff		6,800	(36)	$14.61	1/3/13	16,417	(37)	$777,017	14,371	(38)	$1,330,967
		9,400	(39)	$27.23	1/3/14
		13,050	(40)	$33.02	1/14/15

(1)	Includes restricted stock and stock-based awards such as restricted stock units and phantom stock awards granted under the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP) and its predecessor (the PG&E Corporation Long-Term Incentive Program), common stock equivalents called Special Incentive Stock Ownership Premiums (SISOPs) that were granted under the Executive Stock Ownership Program, and individual retention and incentive awards. See the Compensation Discussion and Analysis section on pages 37 to 44 of this Joint Proxy Statement for additional details regarding grants in 2006.

(2)	Value based on the December 29, 2006 closing price of PG&E Corporation common stock ($47.33). Consistent with Securities and Exchange Commission rules, performance shares are valued at the maximum payout because PG&E Corporation exceeded its target performance measure in the previous year.

(3)	Includes performance shares and restricted stock with a performance requirement granted under the LTIP and its predecessor. See the Compensation Discussion and Analysis section on pages 37 to 44 of this Joint Proxy Statement for additional details regarding grants in 2006.

(4)	25,325 stock options vested on January 2, 2007.

(5)	Restrictions on 28,711 shares of restricted stock lapsed January 3, 2007. Restrictions on 19,426 shares will lapse January 2, 2008, and on 16,006 shares January 2, 2009. Restrictions on an additional 19,482 shares will lapse January 4, 2011 but may lapse earlier, on January 2, 2009, if PG&E Corporation’s three-year total shareholder return for the period ending December 31, 2008 is in the top quartile of the comparator group.

(6)	Restrictions on 2,321 shares of restricted stock lapsed January 3, 2007. 13,680 performance shares vested on January 3, 2007 (10,944 actually paid out following application of the performance-based payout factor). 25,060 performance shares are scheduled to vest January 2, 2008 and 48,705 performance shares are scheduled to vest January 2, 2009.

(7)	16,800 stock options vested on January 2, 2007 and 16,800 stock options vest January 2, 2008.

(8)	27,175 stock options vested on January 3, 2007, 27,175 stock options vest January 3, 2008, and 27,175 stock options vest January 3, 2009.

(9)	Restrictions on 9,602 shares of restricted stock lapsed January 3, 2007. Restrictions on 5,966 shares will lapse January 2, 2008, and on 4,256 shares January 2, 2009. Restrictions on an additional 5,008 shares will lapse January 4, 2011, but may lapse earlier, on January 2, 2009, if PG&E Corporation’s three-year total shareholder return for the period ending December 31, 2008 is in the top quartile of the comparator group. 75 SISOPs vested January 2, 2007. 2,654 SISOPs will vest January 3, 2008.

(10)	Restrictions on 908 shares of restricted stock lapsed January 3, 2007. 6,840 performance shares vested on January 3, 2007 (5,472 actually paid out following application of the performance-based payout factor). 7,010 performance shares are scheduled to vest January 2, 2008 and 12,520 performance shares are scheduled to vest January 2, 2009.

(11)	9,925 stock options vested on January 2, 2007.

(12)	8,400 stock options vested on January 2, 2007, and 8,400 stock options vest January 2, 2008.

(13)	7,600 stock options vested on January 3, 2007, 7,600 stock options vest January 3, 2008, and 7,600 stock options vest January 3, 2009.

(14)	4,425 stock options vested on January 2, 2007.

(15)	Restrictions on 4,548 shares of restricted stock lapsed January 3, 2007. Restrictions on 2,932 shares will lapse January 2, 2008, and on 2,115 shares January 2, 2009. Restrictions on an additional 2,226 shares will lapse January 4, 2011, but may lapse earlier, on January 2, 2009, if PG&E Corporation’s three-year total shareholder return for the period ending December 31, 2008 is in the top quartile of the comparator group. 713 SISOPs will vest January 3, 2009.

(16)	Restrictions on 403 shares of restricted stock lapsed January 3, 2007. 3,270 performance shares vested on January 3, 2007 (2,616 actually paid out following application of the performance-based payout factor). 4,010 performance shares are scheduled to vest January 2, 2008 and 5,565 performance shares are scheduled to vest January 2, 2009.

(17)	2,937 stock options vested on January 2, 2007 and 2,937 stock options vest January 2, 2008.

(18)	862 stock options vest August 2, 2007 and 862 stock options vest August 2, 2008.

(19)	4,350 stock options vested on January 3, 2007, 4,350 stock options vest January 3, 2008, and 4,350 stock options vest January 3, 2009.

(20)	10,175 stock options vested on January 2, 2007.

(21)	Restrictions on 7,360 shares of restricted stock lapsed January 3, 2007. Restrictions on 3,630 shares will lapse January 2, 2008, and 2,178 shares January 2, 2009. Restrictions on an additional 2,226 shares will lapse January 4, 2011, but may lapse earlier, on January 2, 2009, if PG&E Corporation’s three-year total shareholder return for the period ending December 31, 2008 is in the top quartile of the comparator group. Of 113 SISOPs scheduled to vest January 2, 2007, 68 vested.

(22)	Restrictions on 932 shares of restricted stock lapsed January 3, 2007. 5,810 performance shares vested on January 3, 2007 (4,648 actually paid out following application of the performance-based payout factor). 4,260 performance shares are scheduled to vest January 2, 2008 and 5,565 performance shares are scheduled to vest January 2, 2009.

(23)	7,137 stock options vested on January 2, 2007 and 7,137 stock options vest January 2, 2008.

(24)	4,613 stock options vested on January 3, 2007, 4,612 stock options vest January 3, 2008, and 4,612 stock options vest January 3, 2009.

(25)	19,825 stock options vested on January 2, 2007.

(26)	Restrictions on 14,823 shares of restricted stock lapsed January 3, 2007. Restrictions on 7,558 shares will lapse January 2, 2008, and on 4,481 shares January 2, 2009. Restrictions on an additional 4,452 shares will lapse January 4, 2011, but may lapse earlier, on January 2, 2009, if PG&E Corporation’s three-year total shareholder return for the period ending December 31, 2008 is in the top quartile of the comparator group.

(27)	Restrictions on 1,816 shares of restricted stock lapsed January 3, 2007. 12,310 performance shares vested on January 3, 2007 (9,848 actually paid out following application of the performance-based payout factor). 9,020 performance shares are scheduled to vest January 2, 2008 and 11,130 performance shares are scheduled to vest January 2, 2009.

(28)	15,125 stock options vested on January 2, 2007, and 15,125 stock options vest January 2, 2008.

(29)	9,775 stock options vested on January 3, 2007, 9,775 stock options vest January 3, 2008, and 9,775 stock options vest January 3, 2009.

(30)	Restrictions on 17,177 shares of restricted stock lapsed January 3, 2007. Restrictions on 9,912 shares will lapse January 2, 2008, and on 6,540 shares January 2, 2009. Restrictions on an additional 8,070 shares will lapse January 4, 2011, but may lapse earlier, on January 2, 2009, if PG&E Corporation’s three-year total shareholder return for the period ending December 31, 2008 is in the top quartile of the comparator group. 25,430 restricted phantom stock units will vest May 12, 2011.

(31)	Restrictions on 1,816 shares of restricted stock lapsed January 3, 2007. 13,490 performance shares vested on January 3, 2007 (10,792 actually paid out following application of the performance-based payout factor). 10,020 performance shares are scheduled to vest January 2, 2008 and 20,175 performance shares are scheduled to vest January 2, 2009.

(32)	19,825 stock options vested on January 2, 2007.

(33)	15,125 stock options vested on January 2, 2007 and 15,125 stock options vest January 2, 2008.

(34)	1,162 stock options vested on August 2, 2007 and 1,162 stock options vest August 2, 2008.

(35)	10,863 stock options vested on January 3, 2007, 10,862 stock options vest January 3, 2008, and 10,862 stock options vest January 3, 2009.

(36)	6,800 stock options vested on January 2, 2007.

(37)	Restrictions on 5,627 shares of restricted stock lapsed January 3, 2007. Restrictions on 3,141 shares will lapse January 2, 2008, and on 2,184 shares January 2, 2009. Restrictions on an additional 2,364 shares will lapse January 4, 2011, but may lapse earlier, on January 2, 2009, if PG&E Corporation’s three-year total shareholder return for the period ending December 31, 2008 is in the top quartile of the comparator group. 3,101 SISOPs will vest January 3, 2009.

(38)	Restrictions on 621 shares of restricted stock lapsed January 3, 2007. 3,830 performance shares vested on January 3, 2007 (3,064 actually paid out following application of the performance-based payout factor). 4,010 performance shares are scheduled to vest January 2, 2008 and 5,910 performance shares are scheduled to vest January 2, 2009.

(39)	4,700 stock options vested on January 2, 2007 and 4,700 stock options vest January 2, 2008.

(40)	4,350 stock options vested on January 3, 2007, 4,350 stock options vest January 3, 2008, and 4,350 stock options vest January 3, 2009.
The table includes stock options that were issued to executive officers in previous years. No options have been awarded to executive officers since 2005. The options listed above were granted to the named executive officers under the PG&E Corporation Long-Term Incentive Program, which was the predecessor to the currently effective PG&E Corporation 2006 Long-Term Incentive Plan. Stock options issued in and after January 2003 are exercisable on a cumulative basis at the rate of one-fourth each year, commencing one year from the date of grant. Stock options issued before January 2003 are exercisable on a cumulative basis at the rate of one-third each year, commencing two years from the date of grant. All options expire 10 years and one day after the date of grant. The option exercise price was set as the closing price of a share of PG&E Corporation common stock on the date of grant, as reported on the New York Stock Exchange.

Option Exercises and Stock Vested During 2006
This table provides additional information regarding the amounts received during 2006 by individuals named in the Summary Compensation Table upon exercise, vesting, or transfer of stock options, restricted stock, and other stock-based awards.

	Option Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)(1)	Vesting ($)(1)
P. A. Darbee	69,300	$1,016,034	18,970	$698,616
C. P. Johns	36,300	$889,590	9,819	$363,501
L. H. Everett	11,713	$174,961	3,436	$127,420
K. M. Harvey	17,313	$341,705	10,262	$380,188
B. R. Worthington	202,475	$2,845,725	12,598	$464,456
T. B. King	101,782	$2,509,948	13,143	$484,576
T. E. Bottorff	15,850	$272,541	4,446	$165,223

(1)	Reflects both restricted stock and common stock equivalents called Special Incentive Stock Ownership Premiums (SISOPs) that were granted under the Executive Stock Ownership Program and that vested on January 2, 2006. For Mr. Johns, stock awards include 2,721 SISOPs and the value realized on vesting was $100,995. For Mr. Harvey, stock awards include 4,014 SISOPs and the value realized on vesting was $148,985. Receipt has been deferred until the seventh month following the termination of Mr. John’s and Mr. Harvey’s employment.
Pension Benefits — 2006
This table provides information for each individual named in the Summary Compensation Table relating to accumulated benefits as of December 31, 2006 under any plan that provides for payments or other benefits at, after, or relating to retirement.

		Number of		Present Value of	Payments
		Years Credited		Accumulated	During Last
Name	Plan Name	Service (#)		Benefits ($)	Fiscal Year ($)
P. A. Darbee	PG&E Corporation Supplemental Executive Retirement Plan	8.5	(1)	$2,500,911	$0
C. P. Johns	Pacific Gas and Electric Company Retirement Plan	10.6		$480,040	$0
	PG&E Corporation Supplemental Executive Retirement Plan	10.6		$170,438	$0
L. H. Everett	Pacific Gas and Electric Company Retirement Plan	29.6		$1,552,296	$0
	PG&E Corporation Supplemental Executive Retirement Plan	29.6		$749,658	$0
K. M. Harvey	Pacific Gas and Electric Company Retirement Plan	24.3		$1,030,464	$0
	PG&E Corporation Supplemental Executive Retirement Plan	24.3		$648,172	$0
B. R. Worthington	Pacific Gas and Electric Company Retirement Plan	32.5		$1,614,365	$0
	PG&E Corporation Supplemental Executive Retirement Plan	32.5		$3,554,603	$0

Pension Benefits — 2006
Continued

		Number of		Present Value of	Payments
		Years Credited		Accumulated	During Last
Name	Plan Name	Service (#)		Benefits ($)	Fiscal Year ($)
T. B. King	Pacific Gas and Electric Company Retirement Plan	3.2		$175,888	$0
	PG&E Corporation Supplemental Executive Retirement Plan	8.5	(2)	$1,511,717	$0
T. E. Bottorff	Pacific Gas and Electric Company Retirement Plan	24.8		$1,289,924	$0
	PG&E Corporation Supplemental Executive Retirement Plan	24.8		$358,456	$0

(1)	Effective July 1, 2003, Mr. Darbee became a participant in the Supplemental Executive Retirement Plan (SERP) with five years of credited service.

(2)	Effective July 1, 2003, Mr. King became a participant in the SERP with five years of credited service.
Assumptions used in calculating the present value of accumulated pension benefits are the same as were used in preparing the PG&E Corporation and Pacific Gas and Electric Company 2006 financial statements. Assumptions are set forth in the Annual Report to Shareholders.
Pension benefits are provided to executive officers under two plans. Pacific Gas and Electric Company provides retirement benefits to all of its employees, including its officers, under a tax-qualified defined benefit pension plan, the Pacific Gas and Electric Company Retirement Plan (Retirement Plan). The Retirement Plan also covers a significant number of PG&E Corporation’s employees and officers. A participant may begin receiving pension benefits at age 55, but benefits will be reduced unless the individual has at least 35 years of service. At age 65, a participant becomes eligible for an unreduced pension, irrespective of the years of service. Between age 55 and age 65, any pension benefit may be reduced based on the number of years of service, and in accordance with pre-set charts set forth in the Retirement Plan. The benefit formula is 1.7 percent of the average annual salary for the last 36 months of service multiplied by years of credited service. Payments are in the form of a single life annuity or, at the election of the participant, a joint spousal annuity.
PG&E Corporation has also adopted a non-tax qualified defined benefit pension plan that provides benefits to officers and key employees. The benefit formula for the PG&E Corporation Supplemental Executive Retirement Plan (SERP) is 1.7 percent of the average of the three highest combined salary and annual Short-Term Incentive Plan payments during the last 10 years of service multiplied by years of credited service. The benefit payable from the SERP is reduced by any benefit payable from the Retirement Plan. Payments are in the form of a single life annuity or, at the election of the officer, a joint spousal annuity. Normal retirement age is 65. Benefits may begin earlier, subject to reduction depending on years of credited service. Mr. Darbee and Mr. King will each earn an additional five years of credited service under the SERP, provided that they are employed by PG&E Corporation or a subsidiary on July 1, 2008. If Mr. King remains employed by PG&E Corporation or a subsidiary until age 55, any early retirement reduction factors will be eliminated.

Non-Qualified Deferred Compensation
This table provides information for 2006 for each individual named in the Summary Compensation Table regarding such individuals’ accounts in non-qualified defined contribution plans and other deferred compensation plans as of December 31, 2006.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distribution	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
P. A. Darbee	$0	$31,875	$326,625	$0	$2,382,946
C. P. Johns	$454,467	$14,001	$336,798	$0	$1,915,542
L. H. Everett	$101,200	$2,700	$13,367	$290,000	$288,545
K. M. Harvey	$148,985	$5,895	$60,400	$0	$268,203
B. R. Worthington	$650,528	$17,813	$214,921	$0	$2,764,404
T. B. King	$0	$16,200	$127,646	$0	$713,600
T. E. Bottorff	$0	$2,700	$1,607	$0	$16,456

(1)	Includes the following amounts which were reported as compensation in the Summary Compensation Table: Mr. Johns $163,020, Ms. Everett $101,200, and Mr. Worthington $269,625.

(2)	Represents amounts earned in 2005 and credited to the officer’s deferred compensation account on the first business day of 2006.

(3)	Represents earnings from the Supplemental Retirement Savings Plan (SRSP). Includes the following amounts which were reported as compensation in the Summary Compensation Table: Mr. Darbee $4,821, Mr. Johns $67, Ms. Everett $1,459, Mr. Harvey $90, Mr. Worthington $16,881, Mr. King $1,729, and Mr. Bottorff $63.

(4)	Includes the following amounts which were reported as compensation in the Summary Compensation Table for 2006 and prior years: Mr. Darbee $1,704,356, Mr. Johns $979,399, Ms. Everett $102,659, Mr. Harvey $5,430, Mr. Worthington $1,885,559, and Mr. King $432,797.
The table presents balances from both the PG&E Corporation Supplemental Retirement Savings Plan, for deferrals made prior to January 1, 2005, and the 2005 PG&E Corporation Supplemental Retirement Savings Plan, for deferrals made on and after January 1, 2005.
To the extent that matching contributions to a 401(k) plan cannot be made to an officer’s Retirement Savings Plan account because the Internal Revenue Code limits would be exceeded, PG&E Corporation contributes the excess amount to the PG&E Corporation Supplemental Retirement Savings Plan (SRSP). Under the SRSP, officers may defer 5 percent to 50 percent of their base salary, and all or part of their perquisite allowance, Short-Term Incentive Plan award, and performance share award. PG&E Corporation will also contribute an amount equal to any employer contributions due under the qualified Retirement Savings Plan that were not made due to limitations under Internal Revenue Code Sections 401(m), 401(a)(17), or 415. Special Incentive Stock Option Premiums (SISOPs) granted under the Executive Stock Ownership Program must be deferred pursuant to the terms of that program.
Earnings are calculated based on the performance of the following funds available in the qualified Retirement Savings Plan: Large Company Stock Index Fund (2006 return of 15.78%), International Stock Index Fund (2006 return of 26.31%), Conservative Asset Allocation Fund (2006 return of 9.38%), Moderate Asset Allocation Fund (2006 return of 12.22%), Aggressive Asset Allocation Fund (2006 return of 15.02%), Stable Value Fund (2006 return of 4.51%), Bond Index Fund (2006 return of 4.33%), and the Small Company Stock Index Fund (2006 return of 14.93%). Other available measures are the PG&E Corporation Phantom Stock Fund, which mirrors an investment in PG&E Corporation common stock (2006 return of 31.58%), and the AA Utility Bond Fund. The AA Utility Bond Fund accrues interest based on the long-term corporate bond yield average for Aa utilities reported by Moody’s Investors Service (yields reported during 2006 ranged from 5.45% to 6.26%). Pre-2005 deferrals are limited to the Large Company Stock Index Fund, the PG&E Corporation Phantom Stock Fund, and the AA Utility Bond Fund. With the exception of SISOP deferrals, the earnings measures are selected by the officer and may be reallocated subject to restrictions imposed by regulations of the Securities and Exchange Commission. SISOP deferrals may only be invested in the PG&E Corporation Phantom Stock Fund and may not be reallocated.
Pre-2005 deferrals may be distributed in 1 to 10 installments commencing in January of the year following termination of employment. For deferrals made in 2005 and thereafter, distributions may be made in the seventh month following termination of employment or in January of a year specified by the officer.

Potential Payments Upon Resignation, Retirement, Termination, Change in Control, Death, or Disability
The executive officers named in the Summary Compensation Table are eligible to receive certain benefits upon termination, a change in the officer’s responsibilities, or a change in control. PG&E Corporation’s and Pacific Gas and Electric Company’s policy is not to provide benefits conditioned solely upon a change in control. In general, payments are triggered only if (1) the change in control has been implemented (not just approved by shareholders), (2) there has been termination or constructive termination of the individual, and (3) with respect to vesting of equity-based awards, the successor entity has elected not to continue any equity-based grants in a manner that preserves the value of those grants.
The following discussions of potential payments upon termination or a change in control assume that the executive officer left employment on December 31, 2006, and that the value of any stock-based compensation received was $47.33 per share, which was the closing price of a share of PG&E Corporation common stock on December 29, 2006. The tables below exclude amounts that represent payment for services rendered (such as unpaid and earned salary or Short-Term Incentive Plan awards) and that would be due to the executive officer even if the individual had remained employed with PG&E Corporation or Pacific Gas and Electric Company (as the case may be).
Potential Payments Upon Resignation/ Retirement
This table estimates potential payments for each individual named in the Summary Compensation Table, if that individual were to resign from employment effective December 31, 2006.

		Non-Qualified
	Present Value	Deferred	Equity-Based
	Of Accumulated	Compensation	Grants
	Pension	Aggregate	That Accelerate
	Benefits	Balance	Upon Retirement(1)	Total
P. A. Darbee	$2,036,302	$2,382,946		$4,419,248
C. P. Johns	$744,496	$1,915,542		$2,660,038
L. H. Everett	$2,510,992	$288,545	$1,827,940	$4,627,477
K. M. Harvey	$1,760,491	$268,203		$2,028,694
B. R. Worthington	$5,625,638	$2,764,404	$5,034,322	$13,424,364
T. B. King	$892,508	$713,600		$1,606,108
T. E. Bottorff	$1,729,979	$16,456		$1,746,435

(1)	If Ms. Everett or Mr. Worthington had resigned effective December 31, 2006, they would have been eligible for retirement benefits under the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP) and its predecessor, the PG&E Corporation Long-Term Incentive Program. Those payments are discussed separately in the narrative discussion following this table, below.
If an officer resigns, he or she is entitled to receive accrued pension benefits and the aggregate balance in the officer’s deferred compensation account, as described in the narrative accompanying the Pension Benefits table and the Non-Qualified Deferred Compensation table.
In general, vested stock options are exercisable within 30 days after resignation or the original option term, whichever is shorter. Unvested stock options, restricted stock, performance shares, and Special Incentive Stock Ownership Premiums (SISOPs) are cancelled upon resignation.
However, if the individual’s resignation also qualifies as a “retirement” under the LTIP or its predecessor (the PG&E Corporation Long-Term Incentive Program), all unvested options immediately vest and are exercisable for the shorter of five years or the option term, the restrictions on restricted stock continue to lapse as if the officer remained employed, performance shares continue to vest as if the officer remained employed, and unvested SISOPs immediately vest and are payable in the seventh month following termination of employment.

Potential Payments Upon Termination With Cause
This table estimates potential payments for each individual named in the Summary Compensation Table, if that individual were to be terminated with cause effective December 31, 2006.

		Non-Qualified
	Present Value	Deferred	Equity-Based
	Of Accumulated	Compensation	Grants
	Pension	Aggregate	That Accelerate
	Benefits	Balance	Upon Retirement(1)	Total
P. A. Darbee	$2,036,302	$2,382,946		$4,419,248
C. P. Johns	$744,496	$1,915,542		$2,660,038
L. H. Everett	$2,510,992	$288,545	$1,827,940	$4,627,477
K. M. Harvey	$1,760,491	$268,203		$2,028,694
B.R. Worthington	$5,625,638	$2,764,404	$5,034,322	$13,424,364
T. B. King	$892,508	$713,600		$1,606,108
T. E. Bottorff	$1,729,979	$16,456		$1,746,435

(1)	If Ms. Everett or Mr. Worthington had been terminated for cause effective December 31, 2006, they would have been eligible for retirement benefits under the LTIP. Those payments are discussed separately in the narrative discussion following this table, below.
If an officer is terminated for cause, he or she is not eligible to receive an award under the Short-Term Incentive Plan for that year. All outstanding unvested stock options, restricted stock, performance shares, and unvested Special Incentive Stock Ownership Premiums (SISOPs) are cancelled.
The officer is entitled to receive accrued pension benefits and the aggregate balance in the officer’s deferred compensation account, as described in the narrative accompanying the Pension Benefits table and the Non-Qualified Deferred Compensation table.
However, if the individual’s termination also qualifies as a “retirement” under the LTIP or its predecessor, all unvested options become immediately vested and are exercisable for the shorter of five years or the option term, the restrictions on restricted stock continue to lapse as if the officer remained employed, performance shares continue to vest as if the officer remained employed, and unvested SISOPs immediately vest and are payable in the seventh month following termination of employment.
Potential Payments Upon Termination Without Cause
This table estimates potential payments for each individual named in the Summary Compensation Table, if that individual were terminated without cause effective December 31, 2006.

					Non-Qualified
		Value of	Value of	Value of	Deferred
		Stock	Stock	Accum.	Compensation
	Severance	Options	Awards	Pension	Aggregate		Career
	Payment	Vesting(1)	Vesting(2)	Benefits	Balance	COBRA(3)	Transition	Total
P. A. Darbee	$3,750,401	$2,281,743	$5,051,869	$2,185,901	$2,382,946	$32,266	$15,000	$15,700,126
C. P. Johns	$913,060	$879,938	$1,719,659	$1,362,836	$1,915,542	$31,571	$15,000	$6,837,606
L. H. Everett	$870,000	$482,234	$1,345,706	$2,510,992	$288,545	$16,786	$15,000	$5,529,263
K. M. Harvey	$163,532	$751,843	$1,123,562	$2,653,214	$268,203	$31,571	$15,000	$5,006,925
B. R. Worthington	$1,516,675	$1,676,340	$3,357,982	$5,625,638	$2,764,404	$17,798	$15,000	$14,973,837
T. B. King	$1,300,002	$1,611,577	$3,830,964	$1,745,006	$713,600	$32,266	$15,000	$9,248,415
T. E. Bottorff	$587,027	$535,933	$1,300,552	$1,990,452	$16,456	$17,640	$15,000	$4,463,060

(1)	Value based on the difference between the option exercise price and $47.33, which was the closing price of PG&E Corporation common stock on December 29, 2006.

(2)	Value based on the December 29, 2006 closing price of $47.33.

(3)	As required by the health benefit provisions in the Consolidated Omnibus Budget Reconciliation Act (COBRA).

The PG&E Corporation Officer Severance Policy, which covers most officers of PG&E Corporation and its subsidiaries, including the officers named in the Summary Compensation Table, provides benefits if a covered officer is terminated without cause. In most situations, benefits under the policy include:

1.	A lump sum payment of one and one-half or two times annual base salary and Short-Term Incentive Plan target (the applicable severance multiple being dependent on an officer’s level),

2.	Continued vesting of equity-based incentives for one and one-half or two years after termination (depending on the applicable severance multiple),

3.	Accelerated vesting of up to two-thirds of the Special Incentive Stock Ownership Premiums (SISOPs) granted under the Executive Stock Ownership Program (depending on an officer’s level), and

4.	Payment of health care insurance premiums for 18 months after termination.
The severance benefit is generally paid to the officer in a lump sum. However, if the officer is covered by the PG&E Corporation Supplemental Executive Retirement Plan and is under age 55, a portion of that officer’s severance benefits will be automatically converted to additional years of age, up to 55 years, for purposes of calculating pension benefits, with the remaining portion of the severance benefit, if any, paid in a lump sum. If the additional age resulting from such conversion does not result in an age of 55, the officer will be paid the entire severance benefit in a lump sum.
If an officer is terminated without cause before December 31 of a given year and has less than six months of service in the year, the officer is not eligible for that year’s Short-Term Incentive Plan (STIP) award. If the officer is terminated before December 31 and has at least six months of service in the year, he or she is eligible for a prorated STIP award for that year, if any. If the officer is terminated on December 31, he or she is eligible for that year’s STIP award, if any.
Unvested stock options and restricted stock continue to vest for a number of months equivalent to the severance multiple set forth in the Officer Severance Policy. Stock options are exercisable within five years after termination or the original option term, whichever is shorter. Restrictions on restricted stock continue to lapse for a number of months equal to the severance multiple. Performance shares vest proportionately based on the number of months during the performance period that the officer was employed divided by 36 months. Two-thirds of unvested SISOPs vest and one-third are forfeited. If the officer is at least 55 years of age with at least 5 years of service, his or her termination is treated as a retirement under the terms of the LTIP (and its predecessor). In that case, any unvested stock options immediately vest. Stock options are exercisable within five years after termination or the original option term, whichever is shorter. Restrictions on restricted stock continue to lapse and performance shares continue to vest as if the officer remained employed. Unvested SISOPs immediately vest. The restricted phantom stock units granted to Mr. King under his retention arrangement vest in proportion to the months of service completed during the 60-month performance period.
The officer is entitled to receive accrued pension benefits and the aggregate balance in the officer’s deferred compensation account, as described in the narrative accompanying the Pension Benefits Table and the Non-Qualified Deferred Compensation Table. Career transition services and COBRA premiums for a period of 18 months are also provided.
The officer agrees not to divulge any confidential or privileged information obtained during his or her employment. During a period equal to the severance multiple, the officer agrees to a covenant not to compete and to refrain from soliciting customers and employees. He or she also agrees to assist in legal proceedings as reasonably required during this period.
On November 13, 2006, PG&E Corporation announced the departure of Bruce R. Worthington, who had served as Senior Vice President and General Counsel of PG&E Corporation from 1997 until November 10, 2006. His employment will terminate in April 2007. Mr. Worthington will receive severance benefits in accordance with the PG&E Corporation Officer Severance Policy, contingent upon his execution of a severance agreement, as called for under the Officer Severance Policy. These benefits include a lump sum payment of $1,516,675 and payment of health insurance premiums for 18 months. Mr. Worthington’s termination is treated as a retirement under the terms of the LTIP (and its predecessor). Unvested stock options immediately vest. Restrictions on restricted stock continue to lapse and performance shares continue to vest as if he had remained employed.

Potential Payments Following a Change in Control and Other Triggering Events
This table estimates potential payments for each individual named in the Summary Compensation Table, if there were a change in control of PG&E Corporation and its affiliates, and (1) the successor company does not continue the outstanding awards in a manner that preserves their value, and (2) the individual is terminated or constructively terminated effective December 31, 2006.

						Present	Non-Qualified
				Value of	Value of	Value of	Deferred
	Short-Term			Stock	Stock	Accumulated	Compensation
	Incentive	Severance	Tax	Options	Awards	Pension	Aggregate
	Plan Award	Payment	Restoration	Vesting(1)	Vesting(2)	Benefits	Balance	Total
P. A. Darbee	$975,000	$5,850,000	$0	$2,670,617	$8,829,955	$3,234,128	$2,382,946	$23,942,646
C. P. Johns	$271,700	$2,297,100	$1,881,886	$988,694	$2,751,751	$744,496	$1,915,542	$10,851,169
L. H. Everett	$145,000	$1,305,000	$920,917	$482,234	$1,307,862	$2,510,992	$288,545	$6,960,550
K. M. Harvey	$176,043	$1,584,383	$0	$817,841	$1,602,264	$1,760,491	$268,203	$6,209,225
B. R. Worthington	$269,088	$2,275,014	$0	$1,676,340	$3,278,916	$5,625,638	$2,764,404	$15,889,400
T. B. King	$461,250	$3,228,750	$0	$1,767,012	$5,543,873	$2,022,930	$713,600	$13,737,415
T. E. Bottorff	$141,250	$1,271,250	$0	$598,182	$1,545,080	$1,729,979	$16,456	$5,302,197

(1)	Value based on the difference between the option exercise price and $47.33, which was the closing price of PG&E Corporation common stock on December 29, 2006.

(2)	Value based on the December 29, 2006 closing price of $47.33.
PG&E Corporation Officer Severance Policy. The PG&E Corporation Officer Severance Policy provides covered officers with alternative benefits that apply upon a “double trigger,” i.e., after (1) actual or constructive termination of the covered officer (2) following a change in control or potential change in control. Constructive termination includes certain changes to a covered officer’s responsibilities, compensation, or place of employment.
In the event of an officer’s termination following a change in control or potential change in control, the policy provides for a lump sum payment equal to the total of:

1.	Unpaid base salary earned through the termination date,

2.	Short-Term Incentive Plan target calculated for the fiscal year in which termination occurs (Target Bonus),

3.	Any accrued but unpaid vacation pay, and

4.	Three times the sum of Target Bonus and the officer’s annual base salary in effect immediately before either the date of termination or the change in control, whichever base salary is greater.
Change in control termination benefits also include reimbursement of excise taxes levied upon the severance benefit under Internal Revenue Code Section 4999. In addition, benefits conditioned upon continued future employment will accelerate in full.
Benefits provided under the Officer Severance Policy also are subject to the Golden Parachute Restriction Policy, which is discussed below.
PG&E Corporation Golden Parachute Restriction Policy. On February 15, 2006, the PG&E Corporation Board of Directors adopted a policy requiring shareholder approval of executive severance payments provided in connection with a change in control of PG&E Corporation, to the extent that those payments exceed 2.99 times the sum of a covered officer’s base salary and target annual bonus. This policy was adopted in response to a shareholder proposal that was approved by shareholders at PG&E Corporation’s 2005 annual meeting.
The Golden Parachute Restriction Policy applies to the value of cash, special benefits, or perquisites that are due to the executive following both (1) a change in control, and (2) the termination or constructive termination of an officer covered by the Officer Severance Policy. It does not apply to the value of benefits that would be triggered by a change in control without severance, or to the value of benefits that would be triggered by severance in the absence of a change in control. The Golden Parachute Restriction Policy also does not apply to certain enumerated payments, including, among others, compensation for services rendered prior to termination, tax restoration payments, and accelerated vesting or settlement of equity awards.
The Golden Parachute Restriction Policy became effective upon adoption on February 15, 2006, subject to existing contractual obligations in the Officer

Severance Policy. The Officer Severance Policy provides that if the Policy is amended in a manner that creates an aggregate negative impact on officers covered by the Policy, those amendments do not become effective until three years after those covered officers receive notice of the change. For officers who were subject to the Officer Severance Policy on February 15, 2006, benefits provided under the Officer Severance Policy will not be subject to the Golden Parachute Restriction Policy until 2009.
The PG&E Corporation Long-Term Incentive Program and PG&E Corporation 2006 Long-Term Incentive Plan. Effective January 1, 2006, the prior PG&E Corporation Long-Term Incentive Program (Prior LTIP) was replaced by the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP). For awards granted under the Prior LTIP and awards granted in 2006 under the LTIP, upon a change in control:

1.	Any time periods relating to the exercise or realization of any stock-based incentive (including performance shares, stock options, performance units, and Special Incentive Stock Ownership Premiums (SISOPs) granted under the Executive Stock Ownership Program) will be accelerated so that such incentive may be exercised or realized in full immediately upon the change in control,

2.	All shares of restricted stock will immediately cease to be forfeitable, and

3.	All conditions relating to the realization of any stock-based incentive will terminate immediately.
Starting with grants made for 2007 under the LTIP, such acceleration and automatic vesting upon a change in control will occur only if either (1) the successor company fails to continue previously granted awards in a manner that preserves the value of those awards, or (2) the award recipient is terminated during a set period of time before and after the change in control.
What constitutes a change in control?
On February 15, 2006, the PG&E Corporation Board of Directors amended the definition of “change in control” reflected in the PG&E Corporation Officer Severance Policy and the LTIP. Prior to the effective date of these amendments, the definition of “change in control” included shareholder approval of certain consolidation or merger transactions. The amendments provide that a “change in control” occurs upon the consummation of a transaction following shareholder approval, rather than upon shareholder approval alone. The amendments address issues raised in a shareholder proposal that was approved by shareholders at PG&E Corporation’s 2005 annual meeting.
Specifically, the PG&E Corporation Officer Severance Policy and LTIP, as amended, define a change in control as follows:

1.	Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any benefit plan for employees or any trustee, agent, or other fiduciary for any such plan acting in such person’s capacity as such fiduciary), directly or indirectly, becomes the beneficial owner of securities of PG&E Corporation representing 20 percent or more of the combined voting power of PG&E Corporation’s then outstanding securities,

2.	During any two consecutive years, individuals who at the beginning of that period constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election, or the nomination for election by the shareholders of PG&E Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or

3.	Any consolidation or merger of PG&E Corporation shall have been approved by the shareholders and consummated, other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent of such surviving entity) at least 70 percent of the combined voting power of the Corporation, such surviving entity, or the parent of such surviving entity outstanding immediately after the merger or consolidation,

4.	The shareholders of PG&E Corporation shall have approved:

a.	Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or

b.	Any plan or proposal for the liquidation or dissolution of the Corporation.
For purposes of this definition, the term “combined voting power” means the combined voting power of the then outstanding voting securities of PG&E Corporation or the other relevant entity.

The amended definition of “change in control” in the LTIP will become effective starting with grants for 2007. The amendments to the Officer Severance Policy became effective upon adoption, subject to existing contractual obligations in the Officer Severance Policy (discussed above under “Golden Parachute Restriction Policy”). For officers covered by the Officer Severance Policy on February 15, 2006, the Policy’s amended definition of “change in control” will become effective during 2009.
The officer is entitled to receive accrued pension benefits and the aggregate balance in the officer’s deferred compensation account, as described in the narrative accompanying the Pension Benefits table and the Non-Qualified Deferred Compensation table.
Potential Payments Upon Termination Due to Death or Disability
This table estimates potential payments for each individual named in the Summary Compensation Table, if that individual’s employment were terminated due to death or disability effective December 31, 2006.

			Value of	Non-Qualified
	Value of	Value of	Accum.	Deferred
	Stock	Stock	Pension	Compensation
	Options	Awards	Benefits	Aggregate
	Vesting	Vesting	(Upon Death)	Balance	Total
P. A. Darbee	$2,670,617	$9,003,193	$1,060,253	$2,382,946	$15,117,009
C. P. Johns	$988,694	$2,797,296	$384,260	$1,915,542	$6,085,792
L. H. Everett	$482,234	$1,329,699	$1,452,127	$288,545	$3,552,605
K. M. Harvey	$817,841	$1,624,547	$1,898,506	$268,203	$4,609,097
B. R. Worthington	$1,676,340	$3,324,373	$3,490,883	$2,764,404	$11,256,000
T. B. King	$1,767,012	$5,614,991	$460,117	$713,600	$8,555,720
T. E. Bottorff	$598,182	$1,567,828	$1,445,996	$16,456	$3,628,462
If an officer’s employment is terminated by reason of disability, the officer is entitled to pension payments consistent with benefits paid upon resignation. These payments are detailed above in the table entitled “Potential Payments Upon Resignation/ Retirement.”
If an officer’s employment is terminated due to the officer’s death, the amount of pension benefits depends on the officer’s age and the number of years worked at PG&E Corporation and Pacific Gas and Electric Company. If (1) the officer was 55 years of age or (2) the combined total of his or her age and the number of years worked exceeded 70, then the officer’s surviving spouse would be entitled to an immediate payment of 50 percent of the single life pension benefit that would have otherwise been available to the officer at age 65. For all other officers, the surviving spouse pension benefits would commence in the month that starts the day after that officer would have turned 55 years old. The value of this benefit would be 50 percent of the single life pension benefit that would have otherwise been available to the participant at age 55.
Upon termination following death or disability, the officer’s designated beneficiary(ies) or the officer would be entitled to receive the aggregate balance in the officer’s deferred compensation account.
Upon death or disability, the LTIP (and its predecessor) provides for accelerated vesting of awards, as detailed below.

•	All unvested options vest immediately and are exercisable for the shorter of one year or the option term.

•	Restrictions on restricted stock vest on the first business day of January of the following year.

•	Unvested performance shares vest immediately. Vested shares are payable, if at all, as soon as practicable after completion of the performance period relevant to the performance share grant. The payout percentage is based on the same formula applied to active employees’ performance shares. Beneficiaries also may receive a cash payment equal to the amount of dividends accrued over a performance period with respect to the performance shares, multiplied by the same payout percentage used to determine the amount, if any, of the performance shares.

•	Unvested Special Incentive Stock Ownership Premiums (SISOPs) vest immediately and are payable in the seventh month following termination.
Vested LTIP awards are payable to the officer’s designated beneficiary(ies), or otherwise in accordance with the officer’s instructions or by law.

________________________________________________________________________________
Report of the Audit Committees
The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are comprised of independent directors and operate under written charters adopted by their respective Boards of Directors. The members of the Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are identical. At both PG&E Corporation and Pacific Gas and Electric Company, management is responsible for internal controls and the integrity of the financial reporting process.
In this regard, management has assured the Audit Committees that the consolidated financial statements of PG&E Corporation and Pacific Gas and Electric Company were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committees reviewed and discussed these audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committees also reviewed with the independent registered public accounting firm matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
Deloitte & Touche LLP was the independent registered public accounting firm for PG&E Corporation and Pacific Gas and Electric Company in 2006. The independent registered public accounting firm provided to the Committees the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Committees discussed with the independent registered public accounting firm that firm’s independence.
Based on the Committees’ reviews and discussion with management and the independent registered public accounting firm, the Committees recommended to the Boards of Directors that the audited consolidated financial statements for PG&E Corporation and Pacific Gas and Electric Company be included in the PG&E Corporation and Pacific Gas and Electric Company Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
March 13, 2007
Audit Committees of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company
Barry Lawson Williams, Chair
David R. Andrews
Maryellen C. Herringer
Mary S. Metz

________________________________________________________________________________
Other Information
Principal Shareholders
The following table presents certain information regarding shareholders that PG&E Corporation and Pacific Gas and Electric Company know are the beneficial owners of more than 5 percent of any class of voting securities of PG&E Corporation or Pacific Gas and Electric Company as of February 9, 2007:

	Name and Address of	Amount and Nature of	Percent
Class of Stock	Beneficial Owner	Beneficial Ownership	of Class
Pacific Gas and Electric Company stock(1)	PG&E Corporation(2) One Market, Spear Tower, Suite 2400 San Francisco, CA 94105	279,624,823	96.44%
PG&E Corporation Common stock	Goldman Sachs Asset Management, L.P.(3) 32 Old Slip New York, NY 10005	23,027,874	6.60%

(1)	Pacific Gas and Electric Company’s common stock and preferred stock vote together as a single class. Each share is entitled to one vote.

(2)	As a result of the formation of the holding company on January 1, 1997, PG&E Corporation became the holder of all issued and outstanding shares of Pacific Gas and Electric Company common stock. As of February 7, 2007, PG&E Corporation and a subsidiary held 100 percent of the issued and outstanding shares of Pacific Gas and Electric Company common stock, and neither PG&E Corporation nor any of its subsidiaries held shares of Pacific Gas and Electric Company preferred stock.

(3)	The information relating to Goldman Sachs Asset Management, L.P. is based on beneficial ownership as of December 31, 2006, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007. Goldman Sachs Asset Management, L.P. has sole voting power with respect to 18,855,442 of these shares and sole dispositive power with respect to 23,027,874 of these shares.
Section 16(a) Beneficial Ownership Reporting Compliance
In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, PG&E Corporation’s and Pacific Gas and Electric Company’s directors and certain officers, and persons who own greater than 10 percent of PG&E Corporation’s or Pacific Gas and Electric Company’s equity securities must file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the principal national securities exchange on which those securities are registered, and must furnish PG&E Corporation or Pacific Gas and
Electric Company with copies of all such reports they file.
Based solely on review of copies of such reports received or written representations from certain reporting persons, PG&E Corporation and Pacific Gas and Electric Company believe that during 2006 all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied. No information is reported for individuals during periods in which they were not directors, officers, or 10 percent shareholders of the respective company.
By Order of the Boards of Directors of
PG&E Corporation and
Pacific Gas and Electric Company,
Linda Y.H. Cheng
Vice President, Corporate Governance and Corporate Secretary
PG&E Corporation and
Pacific Gas and Electric Company

________________________________________________________________________________
Map and Directions to the PG&E Corporation
and Pacific Gas and Electric Company
Joint Annual Meeting
San Ramon Valley Conference Center
3301 Crow Canyon Road, San Ramon, CA
The San Ramon Valley Conference Center is located in San Ramon right off Interstate 680, approximately 35 miles east of San Francisco. From Highway 680, take the Crow Canyon Road exit. Go east on Crow Canyon Road past Camino Ramon. Turn right into the Conference Center parking lot. There is ample free parking on the grounds.
Your vote is important.
If you are not executing and submitting your proxy and voting instructions over the Internet or by telephone, please mark, sign, date, and mail the enclosed proxy card as soon as possible.
      Printed with soybean ink on recycled/recyclable paper.

Your proxy is solicited on behalf of the PG&E Corporation Board of Directors. Unless contrary instructions are given below, the designated proxies will vote the PG&E Corporation shares for which they hold proxies FOR Items 1 and 2 and AGAINST Items 3 and 4.
Please Mark Here for Address Change	☐
SEE REVERSE SIDE

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE FOR MANAGEMENT ITEMS 1 and 2.									PG&E CORPORATION DIRECTORS RECOMMEND A VOTE AGAINST SHAREHOLDER ITEMS 3 and 4.

WITHHOLD
		FOR ALL	FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS	☐	☐	ITEM 2.	RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
NOMINEES ARE:											FOR	AGAINST	ABSTAIN
  01-David R. Andrews, 02-Leslie S. Biller,
  03-David A. Coulter, 04-C. Lee Cox,
  05-Peter A. Darbee, 06-Maryellen C. Herringer,
  07-Richard A. Meserve, 08-Mary S. Metz,
09-Barbara L. Rambo, 10-Barry Lawson Williams									ITEM 3.	PERFORMANCE-BASED STOCK OPTIONS	☐	☐	☐
											FOR	AGAINST	ABSTAIN
									ITEM 4.	CUMULATIVE VOTING	☐	☐	☐
WITHHOLD vote only for:								WILL ATTEND
					If you plan to attend the Annual Meeting, please mark the Will Attend box			☐

Signature	Signature	Date

If you are signing for the shareholder, please sign the shareholder’s name and your name, and specify the capacity in which you act.

▲   If you are not submitting your proxy over the Internet or by telephone, please detach here and mail this proxy card in the enclosed envelope.    ▲
Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week
PROXIES AND VOTING INSTRUCTIONS SUBMITTED OVER THE INTERNET OR BY TELEPHONE MUST BE
RECEIVED BY 11:59 P.M., EASTERN TIME, ON TUESDAY, APRIL 17, 2007.
PRIOR TO VOTING, READ THE ACCOMPANYING JOINT PROXY STATEMENT AND THE ABOVE PROXY CARD.

Internet		Telephone		Mail
http://www.proxyvoting.com/pcg		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone in the U.S. or Canada to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy over the Internet or by telephone, you do NOT need to return your proxy card.
You can view the Proxy Statement and Annual Report on the Internet at www.pgecorp.com
▼   Please use the attached ticket to attend the PG&E Corporation Annual Meeting.    ▼

     2007 Annual Meeting Ticket

Ticket for the annual meeting on Wednesday, April 18, 2007, at 10:00 a.m., to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California. Doors open at 9:00 a.m. You may bypass the shareholder registration area and present this ticket at the entrance to the meeting room.

(See reverse side for additional information.)

The undersigned hereby appoints Peter A. Darbee and Linda Y.H. Cheng, or either of them severally, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of PG&E Corporation, to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, on Wednesday, April 18, 2007, at 10:00 a.m., and at any adjournment or postponement thereof, as indicated on this proxy card, and in their discretion to the extent permitted by law, upon all motions and resolutions which may properly come before said meeting, adjournments, or postponements thereof.

(Continued, and to be marked, signed, and dated on the reverse side.)

As an alternative to completing and mailing this proxy card, you may submit your proxy and voting instructions over the Internet at http://www.proxyvoting.com/pcg or by touch-tone telephone at 1-866-540-5760 (from anywhere in the United States or Canada). Please have your proxy card in hand when voting over the Internet or by telephone. These Internet and telephone voting procedures comply with California law.

Address Change (Mark the corresponding box on the reverse side)

▲   If you are not submitting your proxy over the Internet or by telephone, please detach here and mail this proxy card in the enclosed envelope.    ▲

ANNUAL MEETING OF SHAREHOLDERS
To be held at:
San Ramon Valley Conference Center
3301 Crow Canyon Road
San Ramon, California

April 18, 2007, at 10:00 a.m.
▼   Please use the attached ticket to attend the PG&E Corporation Annual Meeting.    ▼

There is free parking at the San Ramon Valley Conference Center.

Note: Shareholders will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. Cellular telephones and pagers must be turned off prior to entering the meeting. Cameras, tape recorders, and other electronic recording devices will not be allowed in the meeting, other than for PG&E Corporation purposes. A checkroom will be available. For your protection, all briefcases, purses, packages, etc., will be subject to inspection as you enter the meeting. No items will be allowed into the meeting that might pose a safety or security risk. We regret any inconvenience this may cause.

Real-time captioning services and assistive listening devices will be available. Please contact an usher if you wish to be seated in the real-time captioning section or require an assistive listening device.

The undersigned hereby appoints Peter A. Darbee and Linda Y.H. Cheng, or either of them severally, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of PG&E Corporation, to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, on Wednesday, April 18, 2007, at 10:00 a.m., and at any adjournment or postponement thereof, as indicated on this proxy card, and in their discretion to the extent permitted by law, upon all motions and resolutions which may properly come before said meeting, adjournments, or postponements thereof.

(Continued, and to be marked, signed, and dated on the reverse side.)

As an alternative to completing and mailing this proxy card, you may submit your proxy and voting instructions over the Internet at http://www.proxyvoting.com/pcg or by touch-tone telephone at 1-866-540-5760 (from anywhere in the United States or Canada). Please have your proxy card in hand when voting over the Internet or by telephone. These Internet and telephone voting procedures comply with California law.

Address Change (Mark the corresponding box on the reverse side)

VOTING INSTRUCTIONS TO THE TRUSTEE - 2007	Please	☐
Mark Here
for Address Change
SEE REVERSE SIDE

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE FOR MANAGEMENT ITEMS 1 and 2.							PG&E CORPORATION DIRECTORS RECOMMEND A VOTE AGAINST SHAREHOLDER ITEMS 3 and 4.
WITHHOLD
	FOR ALL	FOR ALL		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
ITEM 1. ELECTION OF DIRECTORS	☐	☐	ITEM 2. RATIFICATION OF APPOINTMENT	☐	☐	☐	ITEM 3. PERFORMANCE-BASED	☐	☐	☐
			OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM				STOCK OPTIONS
NOMINEES ARE:

01-David R. Andrews, 02-Leslie S. Biller,								FOR	AGAINST	ABSTAIN
03-David A. Coulter, 04-C. Lee Cox,							ITEM 4. CUMULATIVE VOTING	☐	☐	☐
05-Peter A. Darbee, 06-Maryellen C. Herringer,
07-Richard A. Meserve, 08-Mary S. Metz,
09-Barbara L. Rambo, 10-Barry Lawson Williams

WITHHOLD vote only for:

Signature	Signature	Date

If you are signing for the shareholder, please sign the shareholder’s name and your name, and specify the capacity in which you act.

▲ If you are not submitting your voting instructions over the Internet or by telephone, please detach here and mail this card in the enclosed envelope.▲
Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week
VOTING INSTRUCTIONS SUBMITTED OVER THE INTERNET, BY TELEPHONE, OR BY MAIL MUST BE
RECEIVED BY 11:59 P.M., EASTERN TIME, ON MONDAY, APRIL 16, 2007.
PRIOR TO SUBMITTING YOUR VOTING INSTRUCTIONS, READ THE ACCOMPANYING JOINT PROXY STATEMENT AND THE ABOVE PROXY CARD.

Internet		Telephone		Mail
http://www.proxyvoting.com/pcg		1-866-540-5760

Use the Internet to submit your voting instructions. Have the above voting instruction card in hand when you access the web site.	OR	Use any touch-tone telephone in the U.S. or Canada to submit your voting instructions. Have the above voting instruction card in hand when you call.	OR	Mark, sign, and date your voting instruction card and return it in the enclosed postage-paid envelope.

If you submit your voting instructions over the Internet or by telephone, you do NOT need to return your voting instruction card.
(See reverse side for additional information.)

PG&E CORPORATION RETIREMENT SAVINGS PLAN AND RETIREMENT SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES VOTING INSTRUCTIONS TO THE TRUSTEE - 2007

TO FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE:

Pursuant to the provisions of the PG&E Corporation Retirement Savings Plan and Retirement Savings Plan for Union Represented Employees, you are instructed to vote the shares of PG&E Corporation common stock credited to my Plan account as of February 20, 2007, at the annual meeting of shareholders of PG&E Corporation to be held on April 18, 2007, and at any adjournment or postponement thereof, as indicated on this voting instruction card, and upon all motions and resolutions which may properly come before said meeting, adjournments, or postponements thereof.

(Continued, and to be marked, signed, and dated on the reverse side.)

TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN AND RETIREMENT SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES:

If you sign but do not otherwise complete the card, you will be instructing the Trustee to vote all shares in accordance with the recommendations of the PG&E Corporation Board of Directors.

Address Change (Mark the corresponding box on the reverse side)

▲   If you are not submitting your voting instructions over the Internet or by telephone, please detach here and mail this card in the enclosed envelope.   ▲

TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN AND RETIREMENT SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES:

As a participant, you are entitled to direct the Trustee how to vote the shares of PG&E Corporation common stock allocated to your account. The above voting instruction card is provided for your use in giving the Trustee confidential instructions to vote stock held in your Plan account at PG&E Corporation’s annual meeting of shareholders on April 18, 2007. You have one vote for each share of PG&E Corporation common stock credited to your account as of February 20, 2007. Enclosed is a Joint Proxy Statement which sets forth the business to be conducted at the meeting. Please mark your instructions on the above card and sign, date, and return it in the enclosed postage-paid envelope. As an alternative to completing and mailing the card, you may submit your voting instructions over the Internet at
http://www.proxyvoting.com/pcg or by touch-tone telephone at 1-866-540-5760 (from anywhere in the United States and Canada). Please have your voting instruction card in hand when submitting your voting instructions over the Internet or by telephone. These Internet and telephone voting procedures comply with California law. Stock in your Plan account for which the Trustee has not received voting instructions will not be voted by the Trustee. Participants who also own stock outside the Plan will receive a separate proxy or voting instruction card for those shares.

Your proxy is solicited on behalf of the PG&E Corporation Board of Directors. Unless contrary instructions are given below, the designated proxies will vote the PG&E Corporation shares for which they hold proxies FOR Items 1 and 2 and AGAINST Items 3 and 4.	Please	☐
Mark Here
for Address Change
SEE REVERSE SIDE

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE FOR MANAGEMENT ITEMS 1 and 2.							PG&E CORPORATION DIRECTORS RECOMMEND A VOTE AGAINST SHAREHOLDER ITEMS 3 and 4.
WITHHOLD
	FOR ALL	FOR ALL		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
ITEM 1. ELECTION OF DIRECTORS	☐	☐	ITEM 2. RATIFICATION OF APPOINTMENT	☐	☐	☐	ITEM 3. PERFORMANCE-BASED	☐	☐	☐
			OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM				STOCK OPTIONS
NOMINEES ARE:

01-David R. Andrews, 02-Leslie S. Biller,								FOR	AGAINST	ABSTAIN
03-David A. Coulter, 04-C. Lee Cox,							ITEM 4. CUMULATIVE VOTING	☐	☐	☐
05-Peter A. Darbee, 06-Maryellen C. Herringer,
07-Richard A. Meserve, 08-Mary S. Metz,
09-Barbara L. Rambo, 10-Barry Lawson Williams

WITHHOLD vote only for:						WILL ATTEND
			If you plan to attend the Annual Meeting, please mark the Will Attend box			☐

Signature	Signature	Date

If you are signing for the shareholder, please sign the shareholder’s name and your name, and specify the capacity in which you act.